Exhibit 10.62

EXECUTION VERSION

A MARK OF *** IN THE TEXT OF THIS EXHIBIT INDICATES THAT CONFIDENTIAL MATERIAL HAS BEEN OMITTED. THIS EXHIBIT, INCLUDING THE OMITTED PORTIONS, HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934.

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into as of May 5, 2006 by and among: BMB Mack Barclay, Inc., a California corporation (“BMB”); Southern California Assets LLC, a California limited liability company (“SCA”); CD-LIT Solutions LLC, a California limited liability company (“CD-LIT”); Cary P. Mack, both personally (“Mack”) and as Trustee of the Mack Family Trust dated April 21, 1999 (in such capacity, “Mack Trustee”); Christopher R. Barclay, both personally (“Barclay”) and as Trustee of the 2000 Barclay Family Trust dated January 27, 2000 (in such capacity, “Barclay Trustee”); Patrick F. Kennedy (“Kennedy”); Michael R. Bandemer (“Bandemer”); Brian J. Bergmark (“Bergmark”); Laura Fuchs Dolan (“Dolan”); Stacy Elledge Chiang (“Chiang”); Heather H. Xitco (“Xitco”); LECG, LLC, a California limited liability company (“Purchaser”); and LECG Corporation, a Delaware corporation (“Parent”). BMB, SCA and CD-LIT are referred to herein each as a “Seller” and collectively as the “Sellers.”  Mack, Barclay, Kennedy, Bandemer, Bergmark, Dolan, Chiang, Xitco, Mack Trustee and Barclay Trustee are collectively referred to herein as the “Principals.”  The Principals and Sellers are collectively referred to herein as the “Seller Entities.”

RECITALS

A.            Sellers provide expert and consulting services involving forensic certified public accounting, business advisory, economic and information technology issues, client trust administration services, personal property management and leasing services, software technology licensing services, and various other services (collectively, the “Business”).

B.            Sellers desire to sell to Purchaser, on the terms and conditions set forth herein, substantially all of the assets of Sellers used in the Business.

C.            Purchaser desires to purchase substantially all of the assets of Sellers used in the Business and is prepared to assume certain specified liabilities and obligations of Sellers on the terms and conditions set forth herein.

D.            As more fully described herein, the Principals own all of the equity interests in Sellers and desire that the transactions described in this Agreement be consummated.

E.             In connection with the purchase and sale of substantially all of the assets of Sellers, Purchaser will also retain the services of Mack, Barclay, Kennedy, Bandemer, Bergmark, Dolan, Chiang, and Xitco (each, a “Mack Barclay Director,” and collectively, the “Mack Barclay Directors”) pursuant to the terms of individual Director Agreements to be entered into by and between Purchaser and each Mack Barclay Director, as of the Closing Date in substantially the form of Exhibits A-1 through A-8 attached hereto (each, individually, an “Director Agreement”).

AGREEMENT

In consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.             Certain Definitions.

As used herein, the following terms will have the meanings indicated.

“1933 Act” has the meaning given in Section 7.4.

“1934 Act” has the meaning given in Section 8.6.

“Accounts Receivable” has the meaning given in Section 2.2.6.

“Additional Payment” and “Additional Payments” have the meanings given in Section 3.3.1.

“Additional Payment Accounting” has the meaning given in Section 3.3.5.

“Additional Payment Maximum” has the meaning given in Section 3.3.1.

“Additional Payment Percentage” has the meaning given in Section 3.3.3.

“Additional Payment Period” has the meaning given in Section 3.3.1.

“Agreement” has the meaning given in the Preamble hereof.

“Allocation Schedule” has the meaning given in Section 3.2.

“Assignment and Assumption Agreement” has the meaning given in Section 2.3.

“Assumed Liabilities” has the meaning given in Section 2.3.

“Bandemer” has the meaning given in the Preamble hereof.

“Barclay” has the meaning given in the Preamble hereof.

“Barclay Trustee” has the meaning given in the Preamble hereof.

“Basket” has the meaning given in Section 14.3.1.

“Bergmark” has the meaning given in the Preamble hereof.

“BMB” has the meaning given in the Preamble hereof.

“Business” has the meaning given in Recital A to this Agreement.

“Cause” means any of the following grounds for termination by Purchaser of the employment of any Mack Barclay Director: (i) commission of a felony, as determined by a court of competent jurisdiction; (ii) the commission of any willful act or omission involving dishonesty or fraud with respect to Purchaser or Parent or involving harassment of or discrimination against any employee of Purchaser or Parent; (iii) willful misappropriation of funds or assets of Purchaser or Parent for personal use; (iv) failure to perform material duties (an incapacity due to physical or mental illness lasting not more than 120 days in any 12-month period or an excused absence will not constitute such a failure) under such Mack Barclay Director’s Director Agreement that is not cured within 30 days after written notice from Purchaser describing such failure to perform and demanding immediate performance; provided, however, that if a cure is not practical within 30 days, and such Mack Barclay Director commences to effect a cure within the foregoing 30-day period, he or she will be permitted reasonable additional time to cure so long as he or she diligently continues to seek to effect a cure; (v) gross negligence or willful misconduct in the performance of material duties under such Mack Barclay Director’s Director Agreement that is capable of cure and is not cured within 10 days after written notice from Purchaser describing such negligence or misconduct; provided, however, that if a cure is not practical within 10 days, and such Mack Barclay Director commences to effect a cure within the foregoing 10-day period, he or she will be permitted reasonable additional time to cure so long as he or she diligently continues to seek to effect a cure; (vi) a breach of this Agreement that involves fraud, or a material breach of Section 4 of this Agreement that is not cured within 30 days after written notice from Purchaser describing such breach; or (vii) a material, willful breach of Purchaser’s Corporate Code of Conduct, as may be amended by Purchaser from time to time. A copy of Purchaser’s Corporate Code of Conduct is attached hereto as Exhibit B.

“CD-LIT” has the meaning given in the Preamble hereof.

“Chiang” has the meaning given in the Preamble hereof.

“Closing” has the meaning given in Section 6.1.

“Closing Date” has the meaning given in Section 6.1.

“Closing Payment” has the meaning given in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, equipment leases, work orders, client engagement letters, retainer letters, fee agreements and all other agreements or

A mark of *** on this page indicates that confidential material has been omitted.

This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

arrangements, whether written or otherwise, that are Material to the Business or to which the Purchased Assets may be subject, as set forth in Schedule 7.16.

“Cost of Services” for any Measurement Period means the ***.

“Costa Mesa Lease” has the meaning given in Section 2.1.11.

“Delivery Instructions” has the meaning given in Section 3.3.6.

“Director Agreement” has the meaning given in Recital E to this Agreement.

“Director Restrictive Period” means ***.

“Dispute” has the meaning given in Section 21.

“Distributee” has the meaning given in Section 7.4.

“Documents” has the meaning given in Section 2.1.10.

“Dolan” has the meaning given in the Preamble hereof.

“Enforceability Limitations” means (i) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting or limiting the enforcement of creditors’ rights generally and (ii) the discretion of the appropriate court with respect to specific performance, injunctive relief or other equitable remedies.

“Employee Benefit Plan” means all plans, contracts, schemes, programs, funds, commitments or arrangements providing money, services, property, or other benefits, whether written or oral, formal or informal, qualified or non-qualified, funded or unfunded and including any that have been frozen or terminated, which pertain to any employee, former employee, partner, consultant or independent contractor of Seller and identified on Schedule 7.20.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Errors and Omissions Tail Policy” has the meaning given in Section 10.11.

“Excluded Assets” has the meaning given in Section 2.2.

“Excluded Liabilities” has the meaning given in Section 2.4.

“Financial Statements” has the meaning given in Section 7.1.

“Fixed Assets” has the meaning given in Section 2.1.1.

A mark of *** on this page indicates that confidential material has been omitted.

This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Body” means any foreign, federal, state, local or other governmental authority or regulatory body.

“Gross Margin” means ***. Gross Margin will be expressed as a percentage.

“Gross Profit” means ***.

“Hired Employees” has the meaning given in Section 5.2.

“Intellectual Property Rights” means (a) all trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, together with all translations, adaptations, derivations and combinations thereof, and all applications, registrations and renewals in connection therewith, (b) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (c) all trade secrets and confidential business information (including, without limitation, all research, techniques, models, databases, specifications, customer and supplier lists, pricing and cost information, means and methods of doing business, and business and marketing plans and proposals), (d) all proprietary rights, databases and computer models, (e) all copies and tangible embodiments of the foregoing (in whatever form or medium), and (f) any remedies against infringements thereof and rights to protection of interest therein under the laws of all jurisdictions (including foreign jurisdictions).

“Interim Financial Statement” has the meaning given in Section 7.1.

“Interim Financial Statement Date” has the meaning given in Section 7.1.

“IP Assets” has the meaning given in Section 2.1.3.

“Kennedy” has the meaning given in the Preamble hereof.

“Knowledge” of any Seller Entity means (i) facts or matters actually known by the applicable Principals holding equity interests in such Seller Entity, and (ii) facts or matters that such Principals should know or could be reasonably expected to discover following a reasonable inquiry with respect to such matter.

“Lease Assignment” has the meaning given in Section 6.2.6.

“Liens” means any mortgage, pledge, conditional sales contract, lien, security interest, right of possession in favor of any third party, claim or encumbrance.

“Losses” has the meaning given in Section 14.1.

A mark of *** on this page indicates that confidential material has been omitted.

This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

“Mack” has the meaning given in the Preamble hereof.

“Mack Barclay Director” (or “Mack Barclay Directors”) has the meaning given in Recital E to this Agreement.

“Mack Barclay Practice” means the client matters of any type secured for the Purchaser by and attributable to any Mack Barclay Director, any Hired Employee, or any Substitute Mack Barclay Director, in accordance with Purchaser’s standard practice.

“Mack Trustee” has the meaning given in the Preamble hereof.

“Material” or any variation thereof, means, with respect to an obligation, contract, commitment or Lien, any obligation, contract, commitment or Lien that requires an expenditure of more than ***.

“Material Adverse Change” or “Material Adverse Effect” means a Material adverse change in, or effect on, the business, assets (including intangible assets), financial condition or results of operations of a Seller, Purchaser or Parent, as applicable.

“Measurement Period” has the meaning given in Section 3.3.2.

“Mediation Notice” has the meaning given in Section 21.

“Mediator” has the meaning given in Section 21.

“Net Loss” has the meaning given in Section 14.4.1.

“New San Diego Lease” has the meaning given in Section 2.1.11.

“Office Leases” has the meaning given in Section 2.1.11.

“Parent” has the meaning given in the Preamble.

“Parent SEC Report” has the meaning given in Section 8.8.

“Parent Stock” has the meaning given in Section 3.1.2.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended.

“Permitted Liens” means those Liens that Purchaser and the Seller Entities have mutually agreed will remain in place against the Purchased Assets as of the Closing Date, and which Liens are listed on Schedule 7.15 attached hereto.

A mark of *** on this page indicates that confidential material has been omitted.

This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“Principals” has the meaning given in the Preamble hereof.

“Principal Percentage Interest” has the meaning given in Section 3.1.2.

***

“Proposing Party” has the meaning given in Section 21.

“Protected Party” has the meaning given in Section 10.1.

“Purchase Price” has the meaning given in Section 3.1.

“Purchased Assets” has the meaning given in Section 2.1.

“Purchaser” has the meaning given in the Preamble hereof.

“Purchaser Funds” has the meaning given in Section 10.4.2.

“Purchaser Party” has the meaning given in Section 14.1.

“Recipient” has the meaning given in Section 10.1.

“Reimbursable Expenses” has the meaning given in Section 10.7.

“Representative” means the Person authorized by the Seller Entities to give instructions, take actions, perform duties, respond to inquiries from Purchaser or Parent, and otherwise represent the interests of the Seller Entities for purposes of this Agreement. The Representative will be Mack until changed by advance written notice to Purchaser. All acts taken by the Representative after the Closing will be binding on the Seller Entities for all purposes, and Purchaser and Parent may rely on the authority of the Representative for all purposes.

“Restricted Activities” means the Business, or any component thereof, conducted by Sellers on or prior to the Closing Date; provided, however, that providing services as an employee of a college, university or other educational institution, as an employee of a governmental agency, as an outside director, as a representative of a professional organization, as a representative of a non-profit entity or foundation, as a speaker, panelist or author, will not constitute Restricted Activities. In addition, services provided in connection with the winding down and dissolution of any Seller, including the billing and collection of Accounts Receivable on behalf of such Seller, and services provided in

A mark of *** on this page indicates that confidential material has been omitted.

This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

connection with CTAS, LLC or pursuant to a shared services agreement between Purchaser and CTAS, LLC will not constitute Restricted Activities.

“Retained Business Records” has the meaning given in Section 10.5.

“Revenue” for any Measurement Period means ***.

“San Diego Lease” has the meaning given in Section 2.1.11.

“SCA” has the meaning given in the Preamble hereof.

“Seller” (or “Sellers”) has the meaning given in the Preamble hereof. If any Seller is dissolved or otherwise ceases to exist as an entity at any time after the date hereof, “Seller” will be deemed to mean any entity created to administer the dissolution and liquidation of Seller, and if no such entity is created, then “Seller” will be deemed to mean the Principals, severally and jointly, as successors in interest to such Seller.

“Seller Affiliate” means a party formerly affiliated with any Seller, prior to the Closing, in his or her capacity as an expert, independent contractor or employee.

“Seller Entities” has the meaning given in the Preamble hereof.

“Seller Funds” has the meaning given in Section 10.4.3.

“Seller Party” has the meaning given in Section 14.2.

“Seller Percentage” has the meaning given in Section 3.1.1.

“Seller Restrictive Period” means ***.

“Substitute Mack Barclay Director” means any individual that is recommended by one or more Mack Barclay Directors to be hired by Purchaser as a director to replace a Mack Barclay Director whose employment relationship with Purchaser is terminated for any reason and such individual is subsequently hired by Purchaser; provided, however, that no such individual will have been employed by Purchaser prior to the Closing.

“Tax” (and “Taxes”) means (i) any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, property, sales, use, transfer, gains, license, excise, employment, payroll, withholding or minimum tax; or (ii) any other tax custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty thereon, addition to tax or additional amount imposed by any taxing authority.

“Territory” means the locations within the United States and locations within other countries throughout the world, if any, where Seller conducts the Business as of the Closing Date.

“Third Person Licenses” means Sellers’ licenses to third Person software and other technology used by Sellers in connection with the Business as currently conducted, which licenses are capable of assignment and are listed on Schedule 7.18.2.

“Transaction Documents” has the meaning given in Section 3.1.

“Transferred Business Records” has the meaning given in Section 10.5.

“WARN Act” has the meaning given in Section 5.2.

“Xitco” has the meaning given in the Preamble hereof.

“Year-End Financial Statements” has the meaning given in Section 7.1.

2.             Sale And Purchase Of Assets.

2.1  Purchased Assets. Subject to the terms and conditions of this Agreement, on the Closing Date, Sellers will sell, convey, assign, transfer and deliver to Purchaser and Purchaser will purchase, receive and accept delivery from Sellers, free and clear of all Liens (other than Permitted Liens), all of Sellers’ then existing properties and assets (other than the Excluded Assets) of every kind and nature, real, personal or mixed, tangible or intangible, wherever located, used in connection with the Business (collectively, the “Purchased Assets”), including, without limitation, all right, title and interest of Sellers in, to and under:

2.1.1  All equipment and physical plant, including, without limitation, furniture, furnishings, trade fixtures, leasehold improvements, computers, servers, telephone equipment and all other owned and leased tangible personal property used in or useful to the Business as listed on Schedule 2.1.1 attached hereto and incorporated herein by this reference (the “Fixed Assets”), which schedule will detail the applicable Seller(s) of each Fixed Asset;

2.1.2  All of the assets reflected on the Interim Financial Statement, other than (i) the Excluded Assets and (ii) those assets disposed of after the Interim Financial Statement Date in the ordinary course of business consistent with past practice;

2.1.3  All Intellectual Property Rights owned and used by Sellers in connection with the Business as currently conducted that are capable of assignment and that are listed on Schedule 2.1.3 (“IP Assets”) and the goodwill associated therewith, including, without limitation, the trade name “Mack Barclay.”

A mark of *** on this page indicates that confidential material has been omitted.

This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

2.1.4  All of the Contracts, including, without limitation, the Third Person Licenses; provided, however, that Purchaser and BMB will together use good faith efforts to obtain a refund, for the benefit of BMB, of the *** deposit delivered to Thomson Elite pursuant to the Contract with Thomson Elite, as modified by the Addendum thereto dated December 29, 2005;

2.1.5  All rights to payment as a consequence of (i) deposits and prepayments listed on Schedule 2.1.5 attached hereto and incorporated herein by this reference, which schedule will detail the applicable Seller(s) for each deposit or prepayment, and (ii) refunds, rights of set off, rights of recovery, rights to payment or proceeds under contracts of insurance to the extent applicable to an Assumed Liability, and claims or causes of action relating to the Purchased Assets that arise on or after the Closing (except for refunds of Taxes to the extent provided in Section 10.3); provided, however, that nothing in the foregoing will be construed to prevent Seller from asserting any such rights, claims or causes of action as a defense in any legal proceeding;

2.1.6  Cash in an amount equal to the sum of (a) all client retainer balances that have been paid but not applied as of the Closing Date, as set forth in Schedule 2.1.6, and (b) payments received from clients for services that have not been rendered as of the Closing Date, as set forth in Schedule 2.1.6, which schedule will detail the applicable Seller(s) for each such client retainer or payment;

2.1.7  All general intangibles used by or useful to the Business, including, without limitation, all corporate goodwill of Sellers;

2.1.8  All other assets of Sellers used in or useful to the conduct of the Business, whether or not reflected on the books or records of Sellers or the Business;

2.1.9  All creative materials, advertising and promotional materials necessary or used in connection with the Business, wherever stored or located;

2.1.10  Except for the Retained Business Records, all files, documents, correspondence, studies, reports, books and records of Sellers (including all data and other information stored on discs, tapes or other media), client lists, client records and credit data, computer programs, software, and hardware owned and used by Sellers in connection with client matters of the Business that are open as of the Closing Date (collectively, the “Documents”), and

2.1.11  All rights and obligations of BMB under (i) that certain Lease dated December 15, 2003, by and between BMB, as tenant, and 600 Anton Boulevard Associates, as landlord, for the premises at 600 Anton Boulevard, Costa Mesa, California, 92626 (the “Costa Mesa Lease”); (ii) that certain Lease dated September 13, 1995, by and between BMB, as tenant, and 400 West Broadway LLC, as landlord, for the premises at 402 West Broadway, San Diego, California 92101 (the “San Diego Lease”); and (iii) that certain Lease dated April 24, 2006, by and between BMB as tenant, and Broadway Tower 655, LLC as landlord, for the premises at 655 West Broadway, San Diego, California, 92101 (the “New San Diego Lease”). The Costa Mesa Lease, the San Diego Lease and the New San Diego Lease are collectively referred to as the “Office Leases.”

2.2  Excluded Assets. Notwithstanding the provisions of Section 2.1, the Purchased Assets will not include the following (collectively, the “Excluded Assets”):

2.2.1  All shares, membership units or other equity interests, certificates, books and records relating to the formation, maintenance and existence of each Seller as a corporation or limited liability company, as the case may be;

2.2.2  All taxpayer and other identification numbers;

2.2.3  All Tax returns filed by any Seller Entity and associated Tax records;

2.2.4  Any contracts, agreements or understandings between or among Sellers and the Principals;

2.2.5  The insurance policies set forth in Schedule 7.21 and all prepaid expenses and deposits related thereto, subject, however, to Purchaser’s rights under Section 2.1.5 under claims-made insurance policies;

2.2.6  All work in process and accounts receivable, including billable expenses, whether billed or unbilled, with respect to client work of Sellers, as applicable, that has been performed as of the date immediately prior to the Closing Date (“Accounts Receivable”);

2.2.7  All cash of Sellers as of the Closing Date in excess of the cash amount specified in Section 2.1.6;

2.2.8  All rights of Sellers under this Agreement;

2.2.9  All Retained Business Records;

2.2.10 That certain ownership interest in the Padres Founders’ Club; and

2.2.11  All rights to payment as a consequence of refunds, rights of set off, rights of recovery, and claims or causes of action relating to the Business (including Tax refunds) that arise before the Closing Date.

2.3  Assumed Liabilities. On the Closing Date, Purchaser will enter into an assignment and assumption agreement in substantially the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”) with each Seller, as applicable, pursuant to which each Seller will assign, and Purchaser will assume and agree to perform, discharge and satisfy, in accordance with their respective terms and subject to the respective conditions thereof, only the following obligations and liabilities of such Seller, as applicable (the “Assumed Liabilities”): (a) all liabilities and obligations of such Seller incurred, attributable to or otherwise arising under the Contracts and Office Leases on or after the Closing Date; (b) obligations and liabilities relating to client retainer balances that are transferred to Purchaser under Section 2.1.6, (c) the obligations and liabilities set forth on Schedule 2.3; (d) all other liabilities and obligations incurred on or after the Closing Date in connection with or arising from the conduct of the Business by Purchaser; and (e) the obligation to transfer to Purchaser’s benefit plans any participants in any Seller’s benefit plans who are receiving, or will elect to receive, benefits under their COBRA rights.

2.4  Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, Purchaser will not assume or be liable for, and Sellers will retain and remain responsible for, all of Sellers’ respective debts, liabilities and obligations, of any nature whatsoever, other than the Assumed Liabilities, whether accrued, absolute or contingent, whether known or unknown, whether due or to become due, whether related to the Purchased Assets, the Business, or otherwise, and regardless of when asserted (the “Excluded Liabilities”). Without limiting the scope of Excluded Liabilities under this Section 2.4, Excluded Liabilities will specifically include (a) any liabilities with respect to Taxes for which any Seller is liable pursuant to Section 10.3 hereof, (b) all liabilities and obligations of each Seller arising out of any actions or omissions of employees, consultants, independent contractors and experts of any kind, including, without limitation, in connection with the performance of services for clients of such Seller prior to the Closing Date, and unlawful discrimination or harassment, (c) any costs and expenses incurred by the Seller Entities incident to the negotiation and preparation of this Agreement and their performance and compliance with the agreements and conditions contained herein; (d) any obligations of any Seller pursuant to any contract listed on Schedule 2.4; and (e) any obligations or liabilities arising out of or related to any failure by the BMB Flexible Spending Account Plan identified in Schedule 7.20 to comply with applicable laws pursuant to Section 7.20.

3.             Consideration.

3.1  Purchase Price and Payment. The purchase price for the Purchased Assets (the “Purchase Price”) is Thirteen Million Two Hundred Thousand Dollars ($13,200,000) (the “Closing Payment”) plus an amount equal to the Additional Payments, if any, made to Sellers under Section 3.3. As partial consideration for the sale, assignment, transfer and delivery of the Purchased Assets, the assumption of the Assumed Liabilities, and the execution and delivery of this Agreement and any related documents referenced herein (collectively, the “Transaction Documents”) by Sellers to Purchaser, Purchaser will make the Closing Payment at the Closing as follows:

3.1.1  Purchaser will pay Sellers, in the aggregate, Twelve Million Nine Hundred Fifty Thousand Dollars ($12,950,000) in cash by wire transfer of immediately available funds pursuant to wire instructions that Sellers will supply to

Purchaser at least three (3) days prior to the Closing Date. Each Seller will receive that percentage of the Cash Payment as indicated on Schedule 3.1.1 attached hereto and incorporated herein by this reference (each such payment percentage, a “Seller Percentage”). Further distributions by each Seller to the Principals must be made in the percentages indicated in Schedule 3.1.2.

3.1.2  Purchaser will cause Parent to issue to Sellers, in the aggregate, a number of unregistered shares of the common stock of Parent (“Parent Stock”) calculated by dividing Two Hundred Fifty Thousand Dollars ($250,000) by the average closing price of Parent’s common stock on NASDAQ for the twenty (20) trading days immediately preceding the Closing Date. Purchaser will issue each Seller an amount of Parent Stock calculated by multiplying the aggregate amount of Parent Stock by such Seller’s Seller Percentage, and will cause the certificates representing the Parent Stock to be delivered to Sellers within five (5) business days after the Closing Date. At the direction of any Seller, and upon receipt of a duly executed stock power by such Seller, Parent will facilitate the distribution of the Parent Stock by such Seller to the Principals holding its equity in such percentages as reflect their ownership interest in such Seller as of the Closing Date, by reissuing stock certificates to such Distributees. The percentage ownership interests of the Principals with respect to each Seller are listed on Schedule 3.1.2 attached hereto and incorporated herein by this reference (each such percentage interest, a “Principal Percentage Interest”), by reissuing stock certificates to such Distributees.

3.1.3  Notwithstanding anything to the contrary contained herein, Purchaser may, at Purchaser’s sole option on or before the Closing Date, substitute the Parent Stock with Two Hundred Fifty Thousand Dollars ($250,000) in cash to be included in the payment made under Section 3.1.1.

3.2  Allocation of Purchase Price. The Seller Percentage of the Purchase Price for the Assets with respect to each Seller will be allocated in accordance with an independent fair market value appraisal to be performed by a valuation firm of Purchaser’s choosing (each, an “Allocation Schedule”). After the Closing, Purchaser and each Seller will each file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax returns, in accordance with the applicable Allocation Schedule. Purchaser and each Seller each agrees to provide the other promptly with any other information required to complete Form 8594. With respect to any Tax returns filed by the Seller Entities, Purchaser or Parent, (i) no party will take a position on any Tax return (including IRS Form 8594), before any Tax Authority or in any judicial proceeding, that is in any way inconsistent with the applicable Allocation Schedule without the written consent of both the applicable Seller and the Purchaser or unless specifically required pursuant to a determination by an applicable Tax Authority; (ii) the parties will cooperate with each other in connection with the preparation, execution and filing of all Tax returns related to the applicable Allocation Schedule; and (iii) the parties will promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to such allocation.

A mark of *** on this page indicates that confidential material has been omitted.

This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

3.3  Additional Payments.

3.3.1  In addition to the Closing Payment set forth in Section 3.1, and subject to the conditions set forth in this Section 3.3, Purchaser will make payments (each, an “Additional Payment” and collectively, the “Additional Payments”) to Sellers in an amount of up to Eight Million Eight Hundred Thousand Dollars ($8,800,000) in the aggregate (the “Additional Payment Maximum”) provided that the measurement targets set forth in this Section 3.3 have been achieved during the period from the Closing Date through April 30, 2011 (the “Additional Payment Period”). The Additional Payments will be allocated among the Sellers in accordance with their respective Seller Percentages. Further distributions by each Seller to the Principals must be made in accordance with the Principals’ respective Principal Percentage Interest as indicated in Schedule 3.1.2.

3.3.2  The amount of each Additional Payment will be equal to ***. For the purpose of illustration only, a sample calculation of an Additional Payment is attached hereto as Exhibit K. Purchaser will deliver each Additional Payment to Sellers on July 1 following the end of each Measurement Period. The amount of any Additional Payment will be unlimited, subject only to the Additional Payment Maximum. Accordingly, once the aggregate amount of Additional Payments equals the Additional Payment Maximum, no subsequent Additional Payments will be capable of being earned and no further Additional Payments will be due and payable.

3.3.3  The “Additional Payment Percentage” equals ***.

3.3.4  Additional Payment Factor.

(a)   During the Measurement Period ending April 30, 2007, the “Additional Payment Factor” will be ***.

(b)   During the Measurement Period ending April 30, 2008, the “Additional Payment Factor” will be ***.

(c)   During each Measurement Period ending after May 1, 2008, the “Additional Payment Factor” will be ***.

3.3.5  Within thirty (30) days after the end of each calendar month during the Additional Payment Period, Purchaser will issue a report to the Representative that details for each of those periods (and cumulatively to date for each Measurement Period) the calculation of Gross Margin, Gross Profit, Revenue, and Cost of Services, which, to the extent practical, will be detailed on an hourly cost basis per project (collectively, the “Additional Payment Accounting”). Purchaser will pay all reasonable expenses in connection with the preparation of the Additional Payment Accounting and determination of the Additional Payment under this Section 3.3.5.

A mark of *** on this page indicates that confidential material has been omitted.

This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

3.3.6  Subject to the Additional Payment Maximum, any Additional Payments (or portion thereof) earned pursuant to the terms of this Section 3.3 will be accompanied by the Additional Payment Accounting for the applicable Measurement Period and will be paid in cash by Purchaser to each Seller in accordance with written payment instructions received by Purchaser from each Seller no later than ten (10) days before the Additional Payment is due (the “Delivery Instructions”). The Delivery Instructions will specify the address to which a check for such amount will be sent (or appropriate account and other information for purposes of delivery of such amount by wire transfer of immediately available funds).

3.4  Operational Impact on Additional Payments. ***

3.5  Accounts Receivable. Schedule 3.5 sets forth for each Seller an accurate breakdown and aging of all Accounts Receivable, including a complete itemization of all related invoices that have been billed as of February 28, 2006. Schedule 3.5 will be separated into closed and open matters. In order to also capture all Accounts Receivable that (i) are billed as of the Closing Date or (ii) that were unbilled as of the Closing Date, Sellers will provide Purchaser with an updated Schedule 3.5, not later than the thirtieth (30th) day following the Closing Date. The Seller Entities will be responsible for, and the Principals and the Hired Employees, as applicable, may spend reasonable amounts of time after the Closing, billing and collecting Accounts Receivable that are attributable to the open and closed matters identified on Schedule 3.5, as well as any additional billable client services provided after the date of Schedule 3.5 but prior to the Closing without offset or chargeback. Any amount of the Accounts Receivable collected by Purchaser will be remitted to the applicable Sellers within fifteen (15) days after the end of the calendar month in which such collection occurs. On open matters in existence at Closing, collections will be applied to the oldest invoice first unless a specific invoice is identified by the client for the payment.

4.             Covenant Not To Compete; Non-Solicitation

4.1  Covenant Not to Compete.

4.1.1  In consideration for the Purchase Price to be paid by Purchaser under Section 3 hereof, each Mack Barclay Director agrees that during the Director Restrictive Period applicable to him or her:

(a)   he or she will not, directly or indirectly, within the Territory, engage in, or have any interest in any Person (whether as a securityholder, creditor or otherwise) that engages in, any Restricted Activities; and

(b)   he or she will not: (i) solicit from any Person any business involving Restricted Activities, (ii) cause, induce, or attempt to cause or induce any client or other business relation of Purchaser to cease doing business with Purchaser or to deal with any competitor of Purchaser or take any action with respect to any such client or other business relation that could reasonably be expected to interfere with its relationship with Purchaser, in each case in connection with the Restricted Activities, or (iii) cause, induce or attempt to cause or induce any client or other business relation of a Seller Entity on the Closing Date or within the year preceding the Closing Date to cease doing business with Purchaser or to deal with any competitor of Purchaser or take any action with respect to any such client or other business relation that could reasonably be expected to interfere with its relationship with Purchaser, in each case in connection with the Restricted Activities.

Each Mack Barclay Director acknowledges that the provisions of this Section 4.1.1 are reasonable and necessary to protect and preserve Purchaser’s legitimate business interests and the value of the Purchased Assets and to prevent any unfair advantage being conferred on the Mack Barclay Directors. Notwithstanding anything to the contrary contained herein, each Mack Barclay Director may own up to 1% of the capital stock of any entity engaged in any Restricted Activities that is publicly traded, provided that he or she does not control, directly or indirectly, through one or more entities or groups (whether formal or informal), the voting or disposition of greater than 1% of the aggregate beneficial ownership interest of any such entity.

4.1.2  In consideration for the Purchase Price to be paid by Purchaser under Section 3 hereof, each Seller, the Mack Trustee and the Barclay Trustee, agrees that during the Seller Restrictive Period:

(a)   it will not, directly or indirectly, within the Territory, engage in or have any interest in any Person (whether as a securityholder, creditor or otherwise) that engages in any Restricted Activities; and

(b)   it will not: (i) solicit from any Person any business involving Restricted Activities, (ii) cause, induce, or attempt to cause or induce any client or other business relation of Purchaser to cease doing business with Purchaser or to deal with any competitor of Purchaser or take any action with respect to any such client or other business relation that could reasonably be expected to interfere with its relationship with Purchaser, in each case in connection with the Restricted Activities, or (iii) cause, induce or attempt to cause or induce any client or other business relation of a Seller Entity on the Closing Date or within the year preceding the Closing Date to cease doing business with Purchaser or to deal with any competitor of Purchaser or take any action with respect to any such client or other business relation that could reasonably be expected to interfere with its relationship with Purchaser, in each case in connection with the Restricted Activities.

Each Seller, Mack Trustee and Barclay Trustee acknowledges that the provisions of this Section 4.1.2 are reasonable and necessary to protect and preserve Purchaser’s legitimate business interests and the value of the Purchased Assets and to prevent any unfair advantage being conferred on Sellers. Notwithstanding anything to the contrary contained herein, each Seller, Mack Trustee and Barclay Trustee may own up to 1% of

the capital stock of any entity engaged in any Restricted Activities that is publicly traded, provided that it does not control, directly or indirectly, through one or more entities or groups (whether formal or informal), the voting or disposition of greater than 1% of the aggregate beneficial ownership interest of any such entity.

4.2  Non-Solicitation.

4.2.1  Each Mack Barclay Director will not, directly or indirectly, during the period commencing on the Closing Date and ending on the second anniversary of the termination of his or her employment with Purchaser, solicit, hire, retain or attempt to hire or retain any other Director, including without limitation any other Mack Barclay Director, employed or engaged as an independent contractor by Purchaser or Parent. Each Mack Barclay Director acknowledges that this Section 4.2.1 is reasonable and necessary to protect and preserve Purchaser’s legitimate business interests and the value of the Purchased Assets and to prevent any unfair advantage being conferred on the Mack Barclay Directors.

4.2.2  Each Seller, Mack Trustee and Barclay Trustee will not, directly or indirectly, during the period commencing on the Closing Date and ending on the third anniversary of the expiration of the Additional Payment Period, solicit, hire, retain or attempt to hire or retain any of the Hired Employees or any other employee or independent contractor of Purchaser or Parent. Each Seller acknowledges that this Section 4.2.2 is reasonable and necessary to protect and preserve Purchaser’s legitimate business interests and the value of the Purchased Assets and to prevent any unfair advantage being conferred on Sellers.

4.3  Separate Covenants. The covenants contained in Sections 4.1 and 4.2 are a series of separate covenants for each state and each country in the Territory. Except for geographic coverage, each separate covenant will be considered identical in terms to the covenant contained in Section 4.1 and Section 4.2 respectively. If, in any judicial proceeding, a court refuses to enforce any of the separate covenants, the unenforceable covenant or covenants will be eliminated from this Section 4 for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

5.             Transfer Of Employees And Employee Benefits.

5.1  Workers’ Compensation. Without limiting the scope of Excluded Liabilities under Section 2.4 hereof, each Seller, as applicable, will be responsible for any workers’ compensation claims based on injuries initially occurring prior to the Closing Date regardless of the date on which the claim was filed and for subsequent re-injuries if a claim for the initial injury was made prior to the Closing Date. Each Seller, as applicable, will indemnify and hold Purchaser harmless against any and all losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and related expenses) arising out of or relating to all such claims in accordance with Section 14.1 hereof. All workers’ compensation claims currently filed against any Sellers are listed on Schedule 5.1, which schedule identifies the Seller(s) to which such claims relate.

5.2  Transfer of Employees. In addition to the employment of the Mack Barclay Directors pursuant to the applicable Director Agreements, as a condition of the Closing, Purchaser will have the right, but not the obligation, to offer employment to other employees and independent contractors of one or more Sellers with titles, responsibilities, compensation and benefits comparable to those currently provided by the applicable Seller to each such employee or independent contractor, subject to adjustment as necessary to conform to Purchaser’s customary and usual employment practices and policies; provided, however, that Purchaser will have no continuing obligation as of the Closing Date to continue the employment of any employee or to maintain the compensation of any employee at any particular level. Those employees hired by Purchaser will be referred to herein as the “Hired Employees.”  Purchaser will provide Sellers with a list of the Hired Employees no later than ten (10) days before the Closing. On the Closing Date, each Seller, as applicable, will terminate all of the Hired Employees employed by such Seller and will ensure full and final payment to such Hired Employees of all salary, commissions, accrued bonuses, any severance payments and benefits (including accrued vacation and personal time off) payable as of the close of business on the day preceding the Closing Date. Sellers and Purchaser will cooperate to transition the Hired Employees to Purchaser’s benefit programs so as to minimize (to the extent reasonably possible) the loss of benefits of the Hired Employees. Sellers are solely responsible for any liability that may arise under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2102 et seq. (the “WARN Act”) as a result of any acts or omissions of any Seller prior to the Closing Date, or the transactions contemplated by this Agreement, and will indemnify, defend and hold Purchaser harmless from and against any and all such liabilities in accordance with Section 14.1 hereof.

5.3  Employee Benefit Plans. The parties hereto agree that Purchaser will not have any liability or obligation to continue or to make any contribution or payment with respect to any Employee Benefit Plan identified in Schedule 7.20. Any and all losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and related expenses) arising out of or relating to any Employee Benefit Plan of Sellers will be an Excluded Liability to be indemnified against by Sellers in accordance with Section 14.1 hereof.

6.             The Closing.

6.1  The Closing. The “Closing” means the time at which Sellers will effect the sale and transfer of the Purchased Assets in exchange for the Purchase Price to be delivered by Purchaser pursuant to Section 3 hereof. The Closing is expected to occur on May 9, 2006 at the offices of Folger Levin & Kahn, LLP, 1900 Avenue of the Stars, Suite 2800, Los Angeles, California 90067, or at such other place as the parties may mutually agree. The “Closing Date” will be the date on which the Closing occurs. The Closing will be effective for all purposes under this Agreement as of 12:01 a.m. local time on the Closing Date.

6.2  Seller Entity Deliveries at Closing. Subject to fulfillment or waiver of the conditions set forth in Section 11, at the Closing the Seller Entities, as applicable, will execute and/or deliver to Purchaser all of the following:

6.2.1  A Certificate of Seller dated the Closing Date for each Seller, in form and substance reasonably satisfactory to Purchaser (i) attaching a true and correct copy of an action of such Seller authorizing the execution and performance of this Agreement and the other Transaction Documents to which such Seller is a party, and the transactions contemplated hereby and thereby; and (ii) containing incumbency certificates for the individuals authorized to execute this Agreement and all related agreements on behalf of such Seller and authorized to give instructions and directions on such Seller’s behalf;

6.2.2  A Bill of Sale for each Seller, if applicable, in substantially the form attached hereto as Exhibit D hereto, duly executed by such Seller;

6.2.3  An Assignment and Assumption Agreement for each Seller, if applicable, duly executed by such Seller;

6.2.4  An opinion of counsel to the Seller Entities in substantially the form attached hereto as Exhibit E;

6.2.5  The closing certificate contemplated by Section 11 hereof;

6.2.6  An Assignment of Lease in substantially the form attached hereto as Exhibit F for each of the Office Leases (each, a “Lease Assignment”) together with a consent to each Assignment of Lease from the respective landlord under each of the Office Leases;

6.2.7  The Director Agreements, each duly executed by the applicable Mack Barclay Director; and

6.2.8  All other such executed endorsements, assignments and other instruments of transfer and conveyance consistent with the terms of this Agreement and as may reasonably be requested by Purchaser, in form and substance reasonably satisfactory to counsel for Purchaser, to effectively vest in Purchaser all of the right, title and interest of the Sellers, as applicable, in the Purchased Assets, free and clear of all Liens (other than Permitted Liens) including, without limitation, releases of the Purchased Assets from any lending arrangements and any related bank consents.

6.3  Purchaser Deliveries at Closing. Subject to fulfillment or waiver of the conditions set forth in Section 12, at the Closing Purchaser will execute and/or deliver (or cause Parent to deliver) to Sellers all of the following:

6.3.1  The Closing Payment in accordance with Section 3.1;

6.3.2  An Officer’s Certificate of Parent, dated the Closing Date, in form and substance reasonably satisfactory to Sellers (i) attaching a true and correct copy of an action of Parent, acting on its own behalf and in its capacity as the sole member and manager of Purchaser, authorizing the execution and performance of this Agreement and the other Transaction Documents by Parent and by Purchaser, and the transactions contemplated hereby and thereby; and (ii) containing incumbency certificates for the individuals authorized to execute this Agreement and all related agreements on behalf of Purchaser and Parent;

6.3.3  The Assignment and Assumption Agreements, each duly executed by Purchaser;

6.3.4  The closing certificate contemplated by Section 12 hereof;

6.3.5  The Lease Assignments, each duly executed by Purchaser;

6.3.6  The Director Agreements, each duly executed by Purchaser; and

6.3.7  All offer letters for Hired Employees, each duly executed by Purchaser.

7.             Representations And Warranties Of Seller Entities.

As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated in this Agreement, the Seller Entities jointly and severally represent and warrant to Purchaser and agree as follows:

7.1  Financial Statements. Sellers have delivered to Purchaser Sellers’ consolidated, audited financial statements for the 2003 and 2004 fiscal years and their consolidated, unaudited financial statements for the 2005 fiscal year (collectively, the “Year-End Financial Statements”). The Year-End Financial Statements present fairly the financial condition of Sellers on a consolidated basis and the results of Sellers’ operations for the periods indicated. Sellers have also delivered to Purchaser balance sheets and the statements of income of Sellers for the 2-month period ended February 28, 2006 (the “Interim Financial Statement Date”) (such statement to be referred to as the “Interim Financial Statement”). The Interim Financial Statement presents fairly the financial condition of Sellers on a consolidated basis as of the Interim Financial Statement Date, and the results of Sellers’ operations for the period ended the Interim Financial Statement Date on a cash basis; provided, however, that the Interim Financial Statement (i) is subject to normal year-end adjustments, including uncollectible accounts, and (ii) lacks notes and other financial statement presentation items. The Year-End Financial Statements and the Interim Financial Statement are sometimes collectively referred to herein as the “Financial Statements.”  The Financial Statements are attached hereto as Exhibit G.

7.2  Taxes. Except as otherwise indicated in Schedule 7.2, there are no Tax liens on any of the Purchased Assets. The Seller Entities have paid all Taxes that are due from them with respect to the Business and the Purchased Assets and have duly filed all Tax returns and reports due and required to be filed by them as of the date hereof. Sellers have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or other Person. No Seller has at any time during such Seller’s existence owned any subsidiaries.

7.3  Brokers. No Seller Entity nor any Person acting on their behalf has paid or become obligated to pay, any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

7.4  1933 Act Matters. Each Seller and each Principal, if a distributee of the Parent Stock from any Seller (each, a “Distributee”), will acquire the shares of Parent Stock to be acquired pursuant to this Agreement either (i) for investment for such Distributee’s own account and not with a view to or for offer or sale in connection with any distribution thereof, or (ii) for resale solely pursuant to an effective registration statement or applicable exemption under Securities Act of 1933, as amended, and the respective rules and regulations thereunder (the “1933 Act”). Each Distributee understands that the shares of Parent Stock to be acquired pursuant to this Agreement will not have been registered under the 1933 Act with respect to such transaction by reason of a specific exemption or exception from the registration requirements of the 1933 Act which depend upon, among other things, the accuracy of each Distributee’s representations herein. Each Distributee understands that, until such time as a registration statement for the resale of such shares of Parent Stock is effective, each certificate evidencing such shares will bear a legend substantially to the effect that the shares represented by such certificate have not been registered or qualified under the 1933 Act or the securities or blue sky laws of any state and may be offered and sold only if registered and qualified pursuant to the relevant provisions of the 1933 Act and applicable state securities or blue sky laws or upon delivery to Parent of an opinion of counsel that an exemption from such registration or qualification is applicable.

7.5  Information, Experience, and Ability to Bear Risk. Each Distributee acknowledges receipt of all the information requested from Parent by such Distributee and considered by such Distributee to be necessary or appropriate for deciding whether to acquire the shares of Parent Stock to be acquired pursuant to this Agreement, including, without limitation, the Parent SEC Reports (as defined in Section 8.8). Each Distributee is an “accredited investor” within the meaning of Rule 501(a) under the 1933 Act and has such knowledge and experience in financial and business matters that such Distributee is capable of evaluating the merits and risks of, and such Distributee is able to bear the economic risk of, his, her or its acquisition of such shares of Parent Stock pursuant to this Agreement. Each Distributee has had the opportunity to ask questions and receive answers regarding the terms and conditions of such acquisition of shares of Parent Stock.

7.6  Accuracy of Disclosure. No representation or warranty made by a Seller Entity in this Section 7, and no exhibit, certificate, schedule, list or instrument prepared, made or delivered, or to be prepared, made or delivered, by or on behalf of a Seller Entity pursuant hereto contains or will contain any untrue statement of a Material fact or omits or will omit to state a Material fact necessary to make the statements contained here in and therein not misleading.

7.7  No Other Warranties or Representations. SUBJECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 7, (I) NO SELLER ENTITY MAKES ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, CONCERNING THE PURCHASED ASSETS, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY AS TO VALUE, QUANTITY, QUALITY, CONDITION, MERCHANTABILITY, SUITABILITY FOR USE, SALABILITY, OBSOLESCENCE, WORKING ORDER, VALIDITY OR ENFORCEABILITY, AND (II) PURCHASER AND PARENT SPECIFICALLY ACKNOWLEDGE THAT NO WARRANTIES THAT ANY OF THE PURCHASED ASSETS ARE MERCHANTABLE OR FIT FOR ANY PARTICULAR PURPOSE ARE MADE OR SHOULD BE IMPLIED.

7.8  Organization and Valid Existence of BMB. BMB is a corporation duly organized and validly existing under the laws of the State of California. BMB has all requisite corporate power and authority to own and operate its properties and assets, to enter into and perform this Agreement and the other Transaction Documents, and to carry on the Business as currently conducted. BMB is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions wherein the character of the property owned or leased or the nature of the activities conducted by it makes such qualification necessary, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

7.9  Organization and Valid Existence of SCA and CD-LIT. SCA and CD-LIT, and each of them, is a duly formed limited liability company and is existing in good standing under the laws of the State of California. Each has the limited liability company power and authority to enter into the Transaction Documents. Each has all requisite limited liability company power and authority to own and operate its properties and assets, to enter into and perform this Agreement and the other Transaction Documents, and to carry on the Business as currently conducted. Each is duly qualified to do business as a foreign limited liability company and is in good standing in all jurisdictions wherein the character of the property owned or leased or the nature of the activities conducted by it makes such qualification necessary, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

7.10  Authority of Sellers. The Transaction Documents have been duly authorized by all necessary corporate or limited liability company action, as applicable, on the part of each Seller and have been duly executed and delivered by each Seller. The execution and delivery of this Agreement and the other Transaction Documents by each Seller and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly authorized such Seller and its shareholders or members, as applicable, and no other shareholder or member consents or approvals are required. This Agreement and the other Transaction Documents constitute the valid and legally binding obligations of each Seller, enforceable against such Seller in accordance with their respective terms, except as may be limited by the Enforceability Limitations.

7.11  Ownership of Seller Equity. The shareholders or members of each Seller, as applicable, own, beneficially or of record, one hundred percent (100%) of the issued and outstanding equity interests of such Seller, free and clear of all Liens, in the percentages shown in Schedule 3.1.2, and no Seller Entity is aware of any pending or threatened claim regarding the ownership of such Seller.

7.12  Authority of the Seller Shareholders or Members. Each shareholder or member of each Seller, as applicable, has the requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which such shareholder or member is a party, and to consummate the transactions contemplated hereby and thereby to be consummated by such shareholder or member, as applicable. This Agreement has been duly and validly executed and delivered by each shareholder or member, as applicable, of each Seller in his or her capacity as a shareholder or member, respectively, of such Seller. This Agreement and all other agreements and written obligations entered into or undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of each shareholder or member, as applicable, of each Seller, enforceable against each such shareholder or member, respectively, in accordance with their respective terms, except as may be limited by the Enforceability Limitations.

7.13  No Violations. Neither the execution and delivery of this Agreement or the other Transaction Documents, the consummation of any of the transactions contemplated hereby or thereby, nor the fulfillment of any of the terms hereof, except to the extent disclosed herein or in any Schedule hereto, (i) will violate or conflict with the Articles of Incorporation or the bylaws of BMB or any other agreement between or among BMB and any of the shareholders of BMB, (ii) will violate or conflict with the Articles of Organization or operating agreement of SCA or CD-LIT, respectively, or any other agreement between or among SCA or CD-LIT and any of their respective members,  (iii) to the Knowledge of any Seller Entity, will result in any Material breach of or any Material default (including events of acceleration, termination or cancellation or loss of rights) under any provision of any Contract, or (iv) to the Knowledge of any Seller Entity, will result in a Material violation of any statutes, laws, ordinances, rules, regulations or requirements of Governmental Bodies having jurisdiction over the Business or any Seller; provided, however, that the Seller Entities make no representation with respect to Purchaser’s ability to conduct business without operating as a professional corporation in compliance with the State Board of Accountancy of California. Schedule 7.16 identifies all Contracts, the assignment of which requires novation or court approval.

7.14  Absence of Certain Changes. Except (i) as disclosed in the Financial Statements or in any Schedule delivered pursuant hereto; (ii) for the execution and delivery of this Agreement and any applicable Transaction Document; and (iii) as set forth in Schedule 7.14, since the Interim Financial Statement Date, no Seller, as applicable, has:

7.14.1  Had any Material Adverse Change in the Business of such Seller;

7.14.2  Suffered any damage, destruction or loss of physical property (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect;

7.14.3  Sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of, any assets having a fair market value at the time of sale, transfer or disposition of $2,000 or more in the aggregate, other than in the ordinary course of business and consistent with past practice;

7.14.4  Increased, or agreed to increase, the compensation or bonuses or special compensation of any kind of any Hired Employee of such Seller over the rate being paid to them on the Interim Financial Statement Date, other than merit, incentive, and/or cost-of-living increases made in the ordinary course of business consistent with past practices of such Seller, and adjustments in certain Hired Employees’ compensation, consistent with Purchaser’s compensation structure for comparable positions, that will take effect as of the Closing Date, and no such increases are required by written agreement or, to the Knowledge of such Seller, oral understanding; or adopted or increased any benefit under any insurance, pension or other employee benefit plan, program or arrangement made to, for, or with any such Hired Employee;

7.14.5  Had any strike or work stoppage;

7.14.6  Made any change in its accounting methods or practices with respect to its Business or the Purchased Assets; or

7.14.7  Entered into any Material transaction not in the ordinary course of its Business consistent with past practice.

7.15  Title to and Condition of Purchased Assets. Each Seller has good and valid title to, or a valid leasehold interest in, or license to use, all of the Purchased Assets applicable to it, free and clear of all Liens, except for the Permitted Liens.

7.16  Contracts. To the Knowledge of the Seller Entities, Schedule 7.16 contains a complete list (and, in the case of oral agreements, contracts or leases, a summary of the material terms) of all Contracts to which any Seller is a party. In the case of client engagement letters, retainer letters and fee agreements, all such client agreements are, to the Knowledge of the Seller Entities, listed on Schedule 7.16, regardless of whether they are Material. To the Knowledge of the Seller Entities, no Contract contains any provision pursuant to which the assignment of such Contract to Purchaser will result in a loss or limitation of rights with respect to Purchaser under such Contract. To the Knowledge of the Seller Entities, the Contracts are valid, binding and enforceable by the applicable Seller in accordance with their respective terms and are in full force and effect, except as may be limited by the Enforceability Limitations. The Sellers have provided access to or delivered to Purchaser true and complete copies of the Contracts listed in Schedule 7.16 and all amendments thereto, other than those oral agreements summarized on Schedule 7.16. To the Knowledge of the Seller Entities, the Sellers, as applicable, have complied in all Material respects with all of the Contracts and are not in Material default under any of the Contracts. To the Knowledge of the Seller Entities, and except as included in the Accounts Receivable, no other party is in default in the observance or the performance of any Material term or obligation to be performed by it under any Contract listed in Schedule 7.16.

7.17  Litigation. Except as described on Schedule 7.17, there is no litigation, proceeding (arbitral or otherwise), or investigation of any nature, and of which any Seller Entity has received notice, pending or, to the Knowledge of the Seller Entities, threatened against any Seller relating to either the Business or the Purchased Assets. Except as described on Schedule 7.17, there are no writs, injunctions, decrees, arbitration decisions, unsatisfied judgments or similar orders outstanding against any Seller, and of which any Seller Entity has received notice, relating to either the Business or the Purchased Assets.

7.18  Intellectual Property.

7.18.1  Schedule 2.1.3 contains a true and complete list of the IP Assets. Each Seller, as applicable, has delivered to Purchaser copies of all documents (if any) establishing such Seller’s ownership of or rights to use the IP Assets.

7.18.2  The Sellers own, or use pursuant to valid licenses, the IP Assets. Without limiting the foregoing, each Seller, as applicable, has a sufficient number of licenses for the Third Person Licenses for each of such Seller’s current employees, independent contractors and/or items of equipment.

7.18.3  There are no third Person claims or demands pending or, to the Knowledge of the Seller Entities, threatened orally or in writing, before any Governmental Body or court, against any Seller Entity that any of the IP Assets infringes any copyright, patent, trademark, service mark trade name, trade secret, license, application or other proprietary right or intellectual property of any other Person, or makes unauthorized use of any secret process, formula, method, information, know-how, or any other proprietary confidential information, including, without limitation, any software or software documentation of any other Person.

7.18.4  Each Seller’s rights, as applicable, in and to the IP Assets are freely assignable, including the right to create derivative works, and no Seller is under any obligation to pay any royalty or other compensation to any third Person or to obtain approval or consent for use of licensing any of the IP Assets. All of the interests of Sellers in the IP Assets are free and clear of all Liens, other than Permitted Liens, and to the Knowledge of the Seller Entities, are not currently being challenged or infringed in any way or involved in any pending legal or administrative proceeding before any Governmental Body or court. Except for licenses to clients in the ordinary course of business or as otherwise disclosed in Schedule 7.16 or Schedule 2.1.3, no current licenses or other rights for the use of the IP Assets have been granted by any Seller to any third Persons, no Seller has any obligation to grant any such licenses or rights, and to the Knowledge of the Seller Entities, none of the IP Assets is being used by any other Person.

7.18.5  To the Knowledge of the Seller Entities, no employee or independent contractor of any Seller has any valid claim or right to any of the IP Assets. No employee or independent contractor of any Seller is a party to or otherwise bound by any agreement with or obligated to any other Person (including any former employer) which in any respect conflicts with any obligation, commitment or job responsibility to which he or she is a party or otherwise.

7.18.6  The Seller Entities do not make any representation and warranty regarding the performance or functionality of the IP Assets other than the Observation Management System being transferred to Purchaser hereunder by CD-LIT.

7.19  Compliance with Laws. Except to the extent otherwise specifically referred to herein, each Seller has complied with and is in compliance with all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders or decrees applicable to such Seller, the Business and the applicable Purchased Assets, except where the failure to comply will not have a Material Adverse Effect.

7.20  Employee Benefit Plans. Schedule 7.20 contains a true and complete list of all Employee Benefit Plans maintained by Sellers. Except as identified in Schedule 7.20, to the Knowledge of the Seller Entities, there has been no failure by such Employee Benefit Plans to comply with any applicable laws relating to labor and employee benefits, including, without limitation, any applicable provisions of ERISA and the Code, any laws relating to wages, termination pay, vacation pay, fringe benefits, collective bargaining and the payment and/or accrual of the same and all taxes, insurance and other costs and expenses applicable thereto, for which such failure Purchaser would be liable in any Material amount.

7.21  Insurance. Schedule 7.21 contains a complete description of all material policies of fire, liability, workmen’s compensation, directors and officers, errors and omissions and other forms of insurance owned or held by each Seller. All such policies will remain in full force and effect up to and inclusive of the Closing Date.

7.22  Employees; Employment Matters.

7.22.1  No Seller has any unsatisfied liability to any previously terminated employee or independent contractor. Sellers have disclosed all written employee handbooks, policies, programs and arrangements to Purchaser.

7.22.2  Except as otherwise indicated in Schedule 7.22, no key employee or independent contractor or group of employees or independent contractors has informed any Seller of any plans to terminate their employment with such Seller for any reason, including as a result of the transactions contemplated by this Agreement.

7.22.3  With the exception of the Principals, all persons employed by any Seller are employees at will.

7.23  Business Relations. Except as otherwise indicated in Schedule 7.23, no Seller has received any written notice or, to the Knowledge of such Seller, any oral notice that any client, supplier or vendor engaged in or doing business with such Seller will cease to do business (other than due solely to completion of engagements or assignments commenced prior to the Closing Date) with Purchaser after the consummation of the transactions contemplated hereby except as may occur in the ordinary course of business. Within the last twelve (12) months, and except as may have occurred in the ordinary course of business, no Seller Entity has received any notice of cancellation of any Contract or Material business arrangement with any Person and no Seller Entity has Knowledge of any facts that could lead it to believe that the Business will be subject to cancellation of any such Contract or Material business arrangement. Within the last twelve (12) months, no Seller Entity has received a written or oral notice of a Material dispute or problem, or Material dissatisfaction with any Seller from any client of such Seller. To the Knowledge of Sellers, the consummation of the transactions contemplated by this Agreement will not have a Material Adverse Effect on any relationships with any clients of Sellers.

7.24  Warranty; Nonbillable Work. To the Knowledge of the Seller Entities, all services rendered by each Seller have been in Material conformity with all applicable contractual commitments and all warranties, and no Seller has any Material liability for damages in connection therewith. To the Knowledge of the Seller Entities, and except as set forth in Schedule 7.24, no Seller is obligated to perform nonbillable client service work under the terms of any Contract in order to correct work previously performed that was incorrect or deficient, to complete work in excess of the fixed fee with respect to a particular project or otherwise, other than reasonable and customary efforts to maintain client satisfaction consistent with the size and scope of a particular project and consistent with maintaining the profitability of such project. To the Knowledge of the Seller Entities, and except as set forth in Schedule 7.24, no Seller is a party to any fixed fee or capped price contracts or engagement arrangements involving work that if billed at such Seller’s normal hourly rates would exceed $10,000 in annual revenues, nor does any Seller have any outstanding offers, bids or proposals to perform any services on a fixed fee or capped basis exceeding such amount; provided, however, that Purchaser acknowledges that from time to time a Seller may provide estimated budgets to clients in connection with engagements and that the incurrence of fees and expenses beyond such estimated budgets are subject to client approval.

7.25  Consents. The execution, delivery and performance of this Agreement and all ancillary agreements, documents, instruments and schedules executed in connection herewith by any Seller Entity do not require the consent, approval authorization or act of, or the making by any Seller Entity of any declaration, filing or registration with, any Governmental Body or any other Person, including, in the case of the Principals, each Principal’s spouse, as applicable, that applies to or binds any Seller Entity that has not been obtained or made or that will not have been obtained or made as of the Closing Date. Notwithstanding the foregoing, Sellers have not sought the consent of the California State Board of Accountancy.

7.26  Accuracy of Disclosure. No representation or warranty made by a Seller Entity in this Section 7, and no exhibit, certificate, schedule, list or instrument prepared, made or delivered, or to be prepared, made or delivered, by or on behalf of a Seller Entity pursuant hereto contains or will contain any untrue statement of a Material fact or omits or will omit to state a Material fact necessary to make the statements contained here in and therein not misleading.

8.             Representations Of Purchaser And Parent.

As an inducement to the Seller Entities to enter into this Agreement and to consummate the transactions contemplated in this Agreement, Purchaser and Parent jointly and severally represent and warrant to the Seller Entities and agree as follows:

8.1  Organization and Authority. Purchaser is a duly formed limited liability company and is existing in good standing under the laws of the State of California. Purchaser has all requisite limited liability company power and authority to own its properties and assets and to carry on its business as now conducted. Purchaser has the limited liability company power to execute, deliver and perform this Agreement. This Agreement has been duly authorized by all necessary limited liability company action on the part of Purchaser. Parent is a corporation duly organized and existing in good standing under the laws of the State of Delaware, is qualified to do business in California, and has the requisite corporate power and authority to own its properties and assets and to carry on its business as now conducted. Each of Parent and Purchaser is duly qualified to do business as a foreign corporation or limited liability company, as applicable, in all jurisdictions wherein the character of the property owned or leased or the nature of the activities conducted by it makes such qualification necessary.

8.2  Authorization of Agreement. Purchaser and Parent each have the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser and Parent and the consummation by Purchaser and Parent of all obligations contemplated hereby have been duly authorized by all requisite limited liability company action on the part of Purchaser, and by all requisite corporate action on the part of Parent. This Agreement and all other agreements and written obligations entered into or undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of Purchaser and Parent, enforceable against each in accordance with their respective terms, except as may be limited by the Enforceability Limitations.

8.3  No Violations. Neither the execution or delivery of this Agreement, the consummation of any of the transactions contemplated hereby, nor the fulfillment of any of the terms hereof, except to the extent disclosed herein or in any Schedule hereto, (i) will violate or conflict with the Articles of Organization or Operating Agreement of Purchaser or the Certificate of Incorporation or Bylaws of Parent, (ii) will result in any Material breach of or any default (including events of acceleration, termination or cancellation or loss of rights) under any provision of any contract or agreement to which Purchaser or Parent is a party or by which Purchaser or Parent is bound, or (iii) will result in a Material violation of any statutes, laws, ordinances, rules, regulations or requirements of Governmental Bodies having jurisdiction over Purchaser or Parent.

A mark of *** on this page indicates that confidential material has been omitted.

This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

8.4  Capital Stock. The shares of Parent Stock to be issued pursuant to this Agreement, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and free and clear from any Liens in respect of the issuance thereof, except as provided in this Agreement and except for Liens created by or imposed upon the holder of such shares. Such shares of Parent Stock will not be subject to any preemptive rights or other restrictions, except as provided in this Agreement, or under federal and applicable state securities laws. Assuming the representations and warranties of each Distributee set forth in Sections 7.4 and 7.5 are true and correct, the shares of Parent Stock to be issued pursuant to this Agreement will be issued in compliance with applicable federal or state securities laws, including, without limitation, the California Corporate Securities Law of 1968, as amended.

8.5  Litigation; Compliance with Law. There is no litigation, proceeding (arbitral or otherwise), claim or investigation of any nature, pending, or to Purchaser’s or Parent’s actual knowledge, threatened, against Purchaser or Parent and not otherwise disclosed in the Parent SEC Reports, that could reasonably be expected to have a Material Adverse Effect on Purchaser’s or Parent’s ability to perform in accordance with the terms of this Agreement.

8.6  SEC Filings. Parent has filed, and has made available to the Seller Entities, true and complete copies of, all forms, reports, schedules, statements, and other documents required to be filed by it under the 1933 Act and the Securities Exchange Act of 1934, as amended, and the respective rules and regulations thereunder (the “1934 Act”) (such forms, reports, schedules, statements and other documents are each referred to as a “Parent SEC Report”).

8.7  No Finder. Except for  ***, neither Purchaser nor any Person acting on its behalf has paid or become obligated to pay, any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement. Purchaser acknowledges that it is responsible for payment of any finder fee.

8.8  Consents. All consents, approvals, authorizations or acts of, or the making by Purchaser of any declaration, filing or registration with, any Governmental Body or any other Person that apply to or bind Purchaser and that are required to be obtained or made as of the Closing Date in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents, will have been obtained or made as of the Closing Date.

8.9  Accuracy of Disclosure. No representation or warranty made by either Parent or Purchaser in this Section 8, and no exhibit, certificate, schedule, list or instrument prepared, made or delivered, or to be prepared, made or delivered, by or on behalf of Parent or Purchaser pursuant hereto contains or will contain any untrue statement of a Material fact or omits or will omit to state a Material fact necessary to make the statements contained herein and therein not misleading.

9.             Pre-Closing Covenants.

9.1  Affirmative Covenants. From the date of this Agreement until the Closing Date, the Seller Entities will, and will cause the employees of Sellers, as applicable, to:

9.1.1  Conduct the Business in the ordinary course of business and in compliance with all legal requirements applicable to the Business;

9.1.2  Pay all of the liabilities and Taxes of the Business when due, except for liabilities or Taxes being contested in good faith (which will be paid by Sellers when due and will not become an Assumed Liability);

9.1.3  Maintain existing insurance coverages; use all commercially reasonable efforts to (i) preserve intact all rights of the Business to retain its employees; and (ii) maintain good relationships with its employees, clients, suppliers, and others having business dealings with the Business; and

9.1.4  Make a good faith effort to obtain the written consent of the  landlords under the San Diego Lease and the Costa Mesa Lease, respectively, to the assignment of each such Office Lease to Purchaser.

9.2  Restrictions on Conduct of the Business Prior to Closing. From the date of this Agreement until the Closing Date, no Seller, with respect to the Business, will, directly or indirectly, without Purchaser’s prior written consent:

9.2.1  Enter into, create, incur or assume (i) any borrowings under capital leases or (ii) any other obligations which would, in each such case or on a cumulative basis, have a Material Adverse Effect on such Seller’s ability to conduct the Business, or on Purchaser’s ability to conduct the Business after the Closing, in substantially the same manner and condition as currently conducted by such Seller;

9.2.2  Acquire by merging or consolidating with, or by purchasing any equity securities or assets (which are Material, individually or in the aggregate, to Sellers) of, or by any other manner, any business or any entity;

9.2.3  Sell, transfer, lease, license or otherwise encumber any of the Purchased Assets or enter into any agreement, contract, memorandum or understanding regarding such a sale, transfer, lease or license;

9.2.4  Enter into any Material contracts or commitments with another Person, other than such contracts approved in advance by Purchaser or that can be canceled on less than 30 days written notice, provided such approval will not be unreasonably withheld or delayed; provided, however, that Sellers, as applicable, may enter into (a) new client engagements subject to compliance with Purchaser’s conflict check procedure, (b)  an agreement with 600 Anton Boulevard Associates, as landlord under the Costa Mesa Lease, to assign the Costa Mesa Lease to Purchaser effective as of the Closing Date, (c) an agreement with 400 West Broadway LLC, as landlord under the San Diego Lease, to assign the San Diego Lease to Purchaser effective as of the Closing Date, and (d) an agreement with Broadway Tower 655, LLC, as landlord under the New San Diego Lease, to assign the New San Diego Lease to Purchaser effective as of the Closing Date.

9.2.5  Violate any legal requirement applicable to such Seller;

9.2.6  Purchase, license or otherwise acquire any assets, except for supplies and standard office equipment acquired in the ordinary course of business;

9.2.7  Change its credit practices, accounting methods or practices or standards used to maintain its books, accounts or business records;

9.2.8  Incur or become subject to any liability, contingent or otherwise, except current liabilities in the ordinary course of business;

9.2.9  Enter into an agreement, contract, memorandum or understanding for the sale of all or any part of the equity securities of such Seller without the prior written consent of Purchaser, which consent may be granted or withheld by Purchaser in its sole discretion;

9.2.10  Fail to maintain the Purchased Assets in their existing order and condition, reasonable wear and tear excepted; or

9.2.11  Agree, in writing or otherwise, to take any of the actions proscribed by this Section 9.2, or any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect in any Material respect or prevent it from performing or cause it not to perform its covenants hereunder.

9.3  Certain Notifications by Seller Entities. From the date of this Agreement until the Closing, the Seller Entities, as applicable, will promptly notify Purchaser in writing regarding any:

9.3.1  Action taken by any Seller not in the ordinary course of business and any circumstance or event that could reasonably be expected to have a Material Adverse Effect;

9.3.2  Fact, circumstance, event, or action by any Seller (i) which, if known on the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement; or (ii) the existence, occurrence, or taking of which would result in any of the representations and warranties of the Seller Entities contained in this Agreement or in any agreement entered into in connection herewith not being true and correct when made or at Closing;

9.3.3  Breach of any covenant or obligation of any Seller Entity hereunder;

9.3.4  Circumstance or event which will result in, or could reasonably be expected to result in, the failure of any Seller to timely satisfy any of the closing conditions specified in Section 11 of this Agreement;

9.3.5  Actions, suits or proceedings against or, to the Knowledge of the Seller Entities, threatened against the Business or the Purchased Assets, in any court, or before any arbitrator, or before or by any Governmental Body;

9.3.6  Termination or, to the Knowledge of the Seller Entities, any threatened termination of any Contract or other right that is necessary for the ownership by Purchaser of any of the Purchased Assets or the operation by Purchaser following the Closing Date of any of the Business including, without limitation, any termination or any written notice, or to the Knowledge of the Seller Entities, any oral notice of termination of any Material Contract with a client; and

9.3.7  Notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement.

9.4  Risk of Loss. The risk of any loss, damage or impairment, confiscation or condemnation of the Purchased Assets or any part thereof from fire or any other casualty or cause will be borne by Sellers at all times prior to the Closing Date.

9.5  Updating the Disclosure Schedules. If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 7 would require a change to the schedules referenced therein if such schedules were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Seller Entities will promptly deliver to Purchaser an update to the applicable schedule specifying such change, provided, however, that, unless such update is delivered to Purchaser before Closing, no such update will be deemed to supplement or amend the applicable schedule for the purpose of (a) determining the accuracy of any of the representations and warranties made by the Seller Entities in this Agreement or (b) determining whether any of the conditions set forth in Section 11 have been satisfied.

9.6  Access to Information. From the date of this Agreement until the Closing, the Seller Entities will (a) permit Purchaser and its representatives to have reasonable access during regular business hours, and in a manner so as not to interfere with the normal operations associated with the Business, to all premises, properties, personnel, books, records, Contracts, and Documents of or pertaining to the Business; (b) furnish Purchaser with all financial, operating and other data and information related to the Business (including copies thereof), as Purchaser may reasonably request; and (c) otherwise cooperate and assist, to the extent reasonably requested by Purchaser, with Purchaser’s investigation of the Business, the Purchased Assets and the Assumed Liabilities. No information or knowledge obtained in any investigation pursuant to this

Section 9.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated in this Agreement. Any such access by Purchaser will not materially interfere with the normal operation of the Business.

10.          Affirmative Covenants.

10.1  Confidentiality. Both before and after the Closing, each of the parties hereto agrees that it will treat in confidence this Agreement and all documents, materials and other information that it may have obtained regarding the other party during the course of the negotiations leading to the preparation of this Agreement and other related documents. If a party (the “Recipient”) is requested or required (by deposition questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose the confidential information of another party (the “Protected Party”), the Recipient must provide the Protected Party with prompt notice of such request(s), except under the Patriot Act or other applicable law, so the Protected Party may seek an appropriate protective order or other appropriate remedy and/or waive compliance with the confidentiality provisions of this Agreement. (The preceding sentence will not apply to public disclosures by a Recipient that the Recipient believes in good faith to be required by federal securities laws or any listing or trading agreement concerning the Recipient’s publicly-traded securities, after reasonable advance notice to the Protected Party.)  In the event that such protective order or other remedy is not obtained, or the Protected Party grants a waiver hereunder, the Recipient may furnish that portion (and only that portion) of the confidential information that it is legally compelled to disclose and must exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any confidential information so furnished. The obligation of each party to treat such documents, materials and other information in confidence will not apply to any information (i) that is or becomes available to such party from a source other than the Protected Party, unless the source is bound by a confidentiality agreement with respect to the information, (ii) that is or becomes available to the public other than as a result of improper disclosure by such party or its agents, or (iii) the disclosure of which such party reasonably deems to be necessary in order to obtain any of the consents or approvals contemplated hereby, provided such party obtains the prior written consent of the Protected Party.

10.2  Public Announcements.

10.2.1  The parties agree that any press release or releases to be issued prior to the Closing Date with respect to the announcement of the transactions contemplated by this Agreement, and the press release, if any, to be issued on the Closing Date with respect to the announcement of the consummation of such transactions, will be mutually agreed upon by Purchaser and the Seller Entities prior to the issuance thereof, and agree not to issue any such press release or make any related public statement prior to the Closing Date relating to the announcement of the transactions contemplated by this Agreement without the mutual agreement of Purchaser and the Seller Entities, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any securities exchange.

10.2.2  If any Seller Entity discloses, or has disclosed prior to the date of this Agreement, to any employee(s) of any Seller any information regarding the transactions contemplated by this Agreement, the Seller Entities will use their best efforts to ensure that such employee(s) do not disclose such information to any third party, including without limitation any Governmental Body, prior to the public announcement by Purchaser and Parent of the transactions contemplated by this Agreement. The Seller Entities will indemnify Purchaser and Parent in accordance with Section 14.1 for any loss, damage or expense that Purchaser or Parent may incur, suffer or become liable to a third party for as a result of or in connection with any such disclosure.

10.3  Taxes.

10.3.1  The Seller Entities will be solely liable for and will pay all Taxes (whether assessed or unassessed) applicable to the Business and the Purchased Assets, in each case attributable to any period (or portions thereof) ending prior to the Closing Date, including all income or franchise Taxes arising in connection with the consummation of the transactions contemplated by this Agreement. If any Seller intends to dissolve or be wound up, the applicable Seller Entities will promptly file any final Tax returns in connection with such dissolution or winding up. Purchaser will be liable for and will pay all Taxes (whether assessed or unassessed) applicable to the Business and the Purchased Assets, in each case attributable to periods (or portions thereof) beginning on or after the Closing Date. For purposes of this Section 10.3, any period beginning before and ending after the Closing Date will be treated as two partial periods, one ending prior to the Closing Date and the other beginning on the Closing Date except that Taxes (such as property Taxes) imposed on a periodic basis will be allocated on a daily basis.

10.3.2  Notwithstanding Section 10.3.1, any sales Tax, use Tax or similar Tax attributable to the sale or transfer of the Purchased Assets will be shared evenly between Purchaser and Sellers. Purchaser agrees to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) or make a report with respect to such Taxes.

10.3.3  The Seller Entities or Purchaser, as the case may be, will provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of another party in accordance with the terms of this Section 10.3. Within a reasonable time prior to the payment of any said Tax, the party paying such Tax will give notice to the other parties of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

10.4  Further Assurances.

10.4.1  From and after the Closing Date, the Seller Entities will take all such steps as may be necessary to put Purchaser in actual possession and operating control of the Purchased Assets, and the Seller Entities agree that at any time or from time to time (without further cost or expense to Purchaser) after the Closing Date, upon the reasonable request of Purchaser, the Seller Entities will execute, acknowledge and deliver such other instruments of conveyance and transfer and take such other action as may be reasonably required to vest in Purchaser good title to any of the Purchased Assets.

10.4.2  To the extent any Seller receives any funds or other assets that are part of the Purchased Assets (the “Purchaser Funds”) after the Closing Date, such Seller will, as soon as practicable, deliver such Purchaser Funds to Purchaser and will take all steps necessary to vest title to such funds and assets in Purchaser. Each Seller hereby designates Purchaser as its true and lawful attorney-in-fact, with full power of substitution, to execute or endorse for the benefit of Purchaser any checks, notes or other documents received by such Seller in connection with the Purchaser Funds. Each Seller hereby acknowledges and agrees that the power of attorney set forth in the preceding sentence is coupled with an interest, and further agrees to execute and deliver to Purchaser from time to time any documents or instruments reasonably requested by Purchaser to evidence such power of attorney.

10.4.3  Subject to Section 10.4.2, to the extent Purchaser receives any funds or other assets that are Excluded Assets (the “Seller Funds”) after the Closing Date, Purchaser will, as soon as practicable, deliver such Seller Funds to the applicable Seller and will take all steps necessary to vest title to such funds and assets in such Seller. Purchaser hereby designates BMB as its true and lawful attorney-in-fact, with full power of substitution, to execute or endorse for the benefit of Sellers any checks, notes or other documents received by Purchaser in connection with the Seller Funds. Purchaser hereby acknowledges and agrees that the power of attorney set forth in the preceding sentence is coupled with an interest, and further agrees to execute and deliver to Sellers from time to time any documents or instruments reasonably requested by Purchaser to evidence such power of attorney.

10.4.4  Within ten (10) days after the Closing Date, BMB will take all actions and make all filings necessary to change its name to a name that does not include the name “Mack Barclay.”  Notwithstanding the foregoing, Purchaser hereby grants BMB the right to use the name “Mack Barclay” for such period of time after the Closing as is reasonably necessary for the purpose of collecting Accounts Receivable and winding up its affairs. After the Closing, Purchaser will maintain the brand identity of BMB, including the use of the name “Mack Barclay,” for so long as Purchaser believes in its sole discretion that it is commercially productive to do so; however, as of the Closing Date, such brands will be associated with Purchaser’s brand in such manner as Purchaser deems reasonably appropriate. Purchaser may at its sole option register “Mack Barclay” as a fictitious business name and/or as a division of Purchaser to maintain such brand.

10.4.5  At any time or from time to time after the Closing, each party hereunder will, at the request of the other, execute and deliver any further instruments or documents and take all such further action as any party may reasonably request in order to carry out the transactions contemplated hereby.

10.5  Retained Information. For a period of five (5) years following the Closing, to the extent not prohibited by law or restricted by applicable ethical rules, Purchaser will make available to the Seller Entities any business records related to the operations of Sellers prior to the Closing that are transferred to Purchaser at the Closing (the “Transferred Business Records”) for inspection and copying to the extent the Seller Entities require access to such records in response to tax audits or other reasonable business necessity. The Seller Entities’ access to the Transferred Business Records is subject to the confidentiality obligations of the Seller Entities under Section 10.1 hereof. For a period of three (3) years following the Closing, Sellers, to the extent not prohibited by law or restricted by applicable ethical rules, will make available to Purchaser any business records related to client matters that were open at any time within the two (2) year period immediately preceding the Closing that are not transferred to Purchaser at the Closing (the “Retained Business Records”) for inspection and copying to the extent Purchaser requires access to such records for reasonable business necessity. Purchaser’s access to the Retained Business Records is subject to the confidentiality obligations of Purchaser under Section 10.1 hereof.

10.6  Updated Financial Statements. Within sixty (60) days after the Closing, Sellers will prepare and deliver to the Purchaser unaudited consolidated balance sheets and statements of income of Sellers, prepared by Sellers consistent with the Interim Financial Statement as set forth in Section 7.1, for the period beginning the day after the Interim Financial Statement Date and ending the day immediately preceding the Closing Date. The preparation of these financial statements may be performed by Hired Employees without chargeback or offset to Sellers.

10.7  Reimbursement of Pre-Paid Expenses. Prior to the Closing Date, Sellers will have paid certain expenses as set forth in Schedule 10.7 (the “Reimbursable Expenses”)¸ the benefits of which will accrue to Purchaser after the Closing. Accordingly, no later than five (5) business days after the Closing, Purchaser will reimburse the applicable Seller for each Reimbursable Expense the amount of which, pursuant to Schedule 10.7, has been mutually determined by the parties as of the date hereof. In addition, no later than thirty (30) days after the Closing, Sellers will deliver to Purchaser documentation of all other Reimbursable Expenses set forth in Schedule 10.7, the amount of which has not been determined as of the date hereof. Within fifteen (15) days after receipt of such documentation, which documentation will be subject to Purchaser’s reasonable approval, Purchaser will reimburse each Seller, as applicable, for such Reimbursable Expenses.

10.8 Distribution of Payments. Notwithstanding anything in this Agreement to the contrary, the distribution of proceeds under this Agreement by any Seller to any Principal, whether with respect to the Purchase Price or the Additional Payments (if any), will be made solely in proportion to the respective Principal Percentage Interest of such Principal with respect to such Seller. Any distribution of proceeds that is made contrary to the provisions of this Section 10.8 will be immediately reversed.

10.9  Court Approvals and Novations of Contract Assignments. Promptly after the Closing, and at Purchaser’s expense, the parties, as applicable, will execute and deliver documents and take all other actions necessary to obtain any court approvals and novations that are required to complete the assignment to Purchaser of any Contracts identified in Schedule 7.16.

10.10  Shared Services Agreement. As soon as reasonably practical after the Closing, Purchaser and CTAS, LLC, a California limited liability company, will enter into a mutually agreeable form of shared services agreement, in accordance with the summary of terms attached hereto as Schedule 10.10, regarding the administration of certain client trust accounts.

10.11  Errors and Omissions Insurance. Within thirty (30) days after the Closing Date, each Seller, as applicable, will obtain an extension of its existing errors and omissions insurance coverage for the twelve (12) months immediately following the Closing Date (the “Errors and Omissions Tail Policy”).

11.          Conditions Precedent To Obligations Of Purchaser And Parent.

The obligations of Purchaser and Parent under this Agreement are subject to the fulfillment of all of the following conditions precedent on or before the Closing Date, each of which may be waived in writing at the sole discretion of Purchaser. Sellers must execute and deliver a certificate in substantially the form attached hereto as Exhibit H certifying the satisfaction of all of the conditions precedent set forth in this Section 11. If any of the conditions precedent to the obligations of Purchaser and Parent are not satisfied or waived on the Closing Date, Purchaser will have the right to elect not to proceed with the Closing and the parties will have no further rights or obligations under this Agreement, the Director Agreements or otherwise.

11.1  Continued Truth of Representations and Warranties; No Breach. The representations and warranties made by the Seller Entities in this Agreement will be true and correct in all Material respects on and as of the Closing Date, and the Seller Entities will have performed and complied in all Material respects with all terms, conditions, obligations, agreements and restrictions required by this Agreement to be performed or complied with by them prior to or on the Closing Date, including making the deliveries required under Section 6.2 hereof.

11.2  Absence of Litigation. No action or proceeding will have been instituted or threatened orally or in writing by any public authority prior to the Closing Date before a Governmental Body for the stated purpose of enjoining or preventing the consummation of this Agreement and the transactions contemplated hereby or to recover damages by reason thereof. No action or proceeding will have been instituted or threatened in writing by any private Person prior to the Closing Date before a Governmental Body for the stated purpose of enjoining or preventing the consummation of this Agreement and the transactions contemplated hereby.

11.3  No Material Adverse Change. There will have been no Material Adverse Change from the Interim Financial Statement Date through and including the Closing Date.

11.4   Director Agreements. Each of the Mack Barclay Directors will have delivered his or her duly executed Director Agreement to Purchaser.

11.5  Landlord Consents. The parties will have obtained the written consent of each respective landlord to the assignment of each Office Lease to Purchaser.

12.          Conditions Precedent To Obligations Of Seller Entities.

The obligations of the Seller Entities under this Agreement are subject to the fulfillment of all of the following conditions precedent on or before the Closing Date, each of which may be waived in writing at the sole discretion of the Seller Entities. Purchaser and Parent must execute and deliver a certificate in substantially the form attached hereto as Exhibit I and Exhibit J, respectively, certifying the satisfaction of all of the conditions precedent set forth in this Section 12. If any of the conditions precedent to the obligations of the Seller Entities are not satisfied or waived on the Closing Date, the Seller Entities will have the right to elect not to proceed with the Closing and the parties will have no further rights or obligations under this Agreement, the Director Agreements or otherwise.

12.1  Continued Truth of Representations and Warranties; No Breach. The representations and warranties made by Purchaser and Parent in this Agreement will be true in all Material respects on and as of the Closing Date, and Purchaser and Parent will have performed and complied in all Material respects with all terms, conditions, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, including making the deliveries required under Section 6.3 hereof.

12.2  Absence of Litigation. No action or proceeding will have been instituted or threatened orally or in writing by any public authority prior to the Closing Date before a Governmental Body for the stated purpose of enjoining or preventing the consummation of this Agreement and the transactions contemplated hereby or to recover damages by reason thereof. No action or proceeding will have been instituted or threatened in writing by any private Person prior to the Closing Date before Governmental Body for the stated purpose of enjoining or preventing the consummation of this Agreement and the transactions contemplated hereby.

12.3  Director Agreements. Purchaser will have delivered to each of the Mack Barclay Directors his or her Director Agreement, duly executed by Purchaser.

13.          Survival of Representations and Warranties; Contractual Limitations Period.

The representations and warranties of the parties contained herein, and all claims and causes of action related thereto, will survive the consummation of the transactions contemplated hereby until the eighteen (18) month anniversary of the Closing Date. The parties intend that this eighteen (18) month period will serve as a private contractual limitations period during which any claim by any party that arises solely out of a breach of any representation or warranty contained in this Agreement must be initiated or forever lost. Notwithstanding the foregoing, the limitation period for the survival of representations and warranties set forth in this Section 13 will not apply to (a) any breach of a representation or warranty as a result of fraud; or (b) any breach of the representations and warranties contained in Section 7.11.

14.          Indemnification.

14.1  Indemnification by Seller Entities.

14.1.1  The Seller Entities, jointly and severally, agree to indemnify, defend and hold harmless each of Purchaser, Parent and their respective members, shareholders, officers, directors, employees, agents, affiliates, successors or assigns (each, a “Purchaser Party”) from any loss, damage or expense (including reasonable attorneys’ fees) (collectively, “Losses”) that a Purchaser Party may incur, suffer or become liable to a third party for as a result of or in connection with (a) the breach of any representation or warranty of any Seller Entity contained in this Agreement, including any Exhibit or Schedule hereto, occurring or developing during the period of survival of such representation or warranty, provided that the Purchaser Party makes a written claim for indemnification against the Seller Entities within the eighteen (18)-month survival period; (b) the breach of any covenant of any Seller Entity contained in this Agreement or the other Transaction Documents; or (c) any assertion against a Purchaser Party of any claim or liability constituting an Excluded Liability, including, without limitation, the assertion against a Purchaser Party by any Person of any obligation or liability relating to the Purchased Assets, the conduct of the Business by Sellers, or the conduct of any Seller Entity prior to the Closing Date, including, without limitation, Tax claims or liabilities. Notwithstanding the foregoing, other than as set forth in Section 10.3.2, the Seller Entities will have no indemnification, defense or hold harmless obligation to any Purchaser Party with respect to the liability of any Purchaser Party for Taxes as a result of the transactions contemplated by this Agreement or the Director Agreements. Purchaser, acting on behalf of a Purchaser Party, will give the Seller Entities prompt written notice of any claim, suit or demand that Purchaser believes will give rise to indemnification by the Seller Entities under this section stating in reasonable detail the nature and basis of such claim, suit or demand, provided, however, that, the failure to give such notice will not affect the obligations of the Seller Entities hereunder, except to the extent they are prejudiced by such failure.

14.1.2  Except as hereinafter provided and except where an actual conflict of interest between a Seller Entity and the Purchaser Party suggests separate counsel is appropriate, the Seller Entities will have the right to defend and to direct the defense against any such claim, suit or demand, in its name or in the name of the Purchaser Party at the Seller Entities’ expense and with outside counsel of the Seller Entities’ own choosing. Each Purchaser Party will, at the Seller Entities’ expense, cooperate reasonably in the defense of any such claim, suit or demand. If the Seller Entities, within a reasonable time after notice of a claim, fail to defend a Purchaser Party, the Purchaser Party will be entitled to undertake the defense, compromise or settlement of such claim at the expense of and for the account and risk of the Seller Entities subject to the right of the Seller Entities to assume the defense of such claim at any time prior to the settlement, compromise or final determination thereof if the only issues remaining therein involve liability for, or the amount of, money damages to be assessed against the Purchaser Party, provided no Seller Entity will, without the Purchaser Party’s written consent, which consent shall not be unreasonably withheld or delayed, settle or compromise any claim or consent to any entry of judgment that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Purchaser Party a release from all liability in respect of such claim.

14.2  Indemnification by Purchaser.

14.2.1  Purchaser and Parent, jointly and severally, agree to indemnify, defend and hold harmless the Seller Entities, and their respective employees, agents, affiliates, successors or assigns (each, a “Seller Party”) from any Losses that a Seller Party may incur, suffer or become liable for as a result of or in connection with (a) the breach of any representation or warranty of Purchaser or Parent contained in this Agreement, including any Exhibit or Schedule hereto, occurring or developing during the period of survival of such representation or warranty; (b) the breach of any agreement of Purchaser or Parent contained in this Agreement or the other Transaction Documents; or (c) any assertion against a Seller Party of any claim or liability constituting an Assumed Liability or relating to the Purchased Assets or the conduct of the Business by Purchaser or Parent on or after the Closing Date, including, without limitation, Tax claims or liabilities. Notwithstanding the foregoing, other than as set forth in Section 10.3, Purchaser will have no indemnification, defense or hold harmless obligation to any Seller Party with respect to the liability of any Seller Party for Taxes as a result of the transactions contemplated by this Agreement or the Director Agreements. The Representative, on behalf of each Seller Party, will give Purchaser prompt written notice of any claim, suit or demand that Seller believes will give rise to indemnification by Purchaser under this paragraph stating in reasonable detail the nature and basis of such claim, suit or demand; provided, however, that, the failure to give such notice will not affect the obligations of Purchaser hereunder, except to the extent it is prejudiced by such failure.

14.2.2  Except as hereinafter provided and except where an actual conflict of interest between a Seller Party and Purchaser and Parent suggests separate counsel is appropriate, Purchaser will have the right to defend and to direct the defense against any such claim, suit or demand, in its name or in the name of the Seller Party at Purchaser’s expense and with outside counsel of Purchaser’s own choosing. Each Seller Party will, at Purchaser’s expense, cooperate reasonably in the defense of any such claim, suit or demand. If Purchaser, within reasonable time after notice of a claim, fails to defend a Seller Party, such Seller Party will be entitled to undertake the defense, compromise or settlement of such claim at the expense of and for the account and risk of Purchaser subject to the right of Purchaser to assume the defense of such claim at any time prior to the settlement, compromise or final determination thereof if the only issues remaining therein involve liability for, or the amount of, money damages to be assessed against such Seller Party, provided that Purchaser will not, without the Seller Party’s written consent, which consent shall not be unreasonably withheld or delayed, settle or compromise any claim or consent to any entry of judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Seller Party a release from all liability in respect of such claim.

A mark of *** on this page indicates that confidential material has been omitted.

This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

14.2.3  ***

14.3  Limitations.

14.3.1  The indemnification provided for in Section 14.1 will be subject to the following limitations: the Seller Entities will have no obligation to pay any indemnification amounts (a) for any Loss in an amount less than *** with respect to each such individual Loss, and (b) until the aggregate amount of all Losses pursuant thereto exceeds an aggregate deductible of *** (the “Basket”), whereupon the Purchaser Parties will be entitled to indemnification thereunder for all such Losses (back to the first dollar of the Basket). Notwithstanding the foregoing, any Losses resulting from or in connection with (i) a breach of the representations and warranties contained in Section 7.11 or (ii) the flexible spending account plan identified in Section 2.4(e) will not be subject to the Basket.

14.3.2  The indemnification provided for in Section 14.2 will be subject to the following limitations: Purchaser and Parent will have no obligation to pay any indemnification amounts (a) for any Loss in an amount less than *** with respect to each such individual Loss, and (b) until the aggregate amount of all Losses pursuant thereto exceeds the amount of the Basket, whereupon the Seller Parties will be entitled to indemnification thereunder for all such Losses (back to the first dollar of the Basket).

14.4  Insurance and Tax Effect.

14.4.1  The amount of any Loss for which indemnification is provided under any of Sections 14.1 or 14.2 will be net of any amounts (net of the costs of recovery of such amounts) recoverable by the indemnified party under insurance policies, indemnification agreements or similar arrangements with respect to such Loss (collectively, a “Net Loss”).

14.4.2  Any payments made pursuant to the provisions of this Section 14 will be treated as an adjustment to the total consideration payable to Sellers under this Agreement. The amount of any Loss will be reduced to take account of any net Tax benefit (if any) actually realized by the indemnified party arising from the incurrence or payment of any such Net Loss.

15.          Right Of Offset.

Purchaser will be entitled, but not obligated, to offset any portion of the unpaid Additional Payments against any Loss for which Purchaser is entitled to indemnification from the Seller Entities under Section 14, provided the underlying matter establishing such Loss has proceeded to final judgment.

16.          Expenses.

Except as may otherwise be expressly provided herein, each party to this Agreement will pay his, her or its own expenses in connection with this Agreement and the transactions contemplated hereby, including taxes, recording fees and attorneys’ or accountants’ fees.

17.          Notices.

Any notices or other communications required or permitted hereunder will be sufficiently given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or transmitted by telecopy with confirmation copy sent by first class mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice in accordance with this Section:

In the case of Purchaser, to:

LECG, LLC
2000 Powell Street, Suite 600
Emeryville, California  94608
Attention:  Chief Financial Officer
Fax:  (510) 653-9898

In the case of Parent, to:

LECG Corporation
2000 Powell Street, Suite 600
Emeryville, California  94608
Attention: Chief Financial Officer
Fax:  (510) 653-9898

with copies of notices to Purchaser or Parent to:

Marvin A. Tenenbaum, Esq.
General Counsel
LECG, LLC
33 West Monroe Street, Suite 1850
Chicago, IL 60603
Fax:  (312) 267-8220

and

Carol Kerr, Esq.

Folger Levin & Kahn, LLP

1900 Avenue of the Stars, Suite 2800

Los Angeles, California 90067

Fax:  (310) 556-3770

A mark of *** on this page indicates that confidential material has been omitted.

This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

In the case of the Seller Entities, to:

Cary Mack
***

with a copy to:

Donald A. English, Esq.

English & Gloven, a Professional Corporation

550 West C Street, Suite 1800

San Diego, California 92101
Fax:  (619) 338-6657

18.          Successors.

This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no party may assign its rights or obligations hereunder (directly or indirectly or as a matter of law) without the prior written consent of all of the other parties.

19.          Article And Section Headings.

The Article and Section headings used in this Agreement are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

20.          Governing Law; Consent To Service.

This Agreement will be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed therein (without giving effect to the conflict of law provisions of such jurisdiction).

21.          Dispute Resolution.

In the event of any dispute or disagreement arising out of or relating to this Agreement (a “Dispute”), the parties will attempt to resolve such Dispute by good faith negotiation prior to resorting to mediation or litigation. In the event such Dispute is not resolved by means of such good faith negotiation, any party (the “Proposing Party”) may require the Dispute to be referred to the non-binding mediation of a single mediator (the “Mediator”) to be appointed jointly by the parties. The Proposing Party will give written notice to the other parties of the Proposing Party’s intention to refer the Dispute to mediation (the “Mediation Notice”). Such Mediation Notice will specify in reasonable detail the nature of the issue giving rise thereto and nominate a single mediator to co-appoint, along with the other party’s selection of mediator, the Mediator. Within ten (10)

days after the delivery of the Mediation Notice, the other party to the Dispute will nominate in writing to the Proposing Party a second mediator. The two mediators so chosen will, within ten (10) days after the second mediator’s selection, jointly appoint a single mediator to serve as the Mediator. The Mediator will conduct the mediation in accordance with the guidelines set by the parties to the Dispute. In the event such guidelines cannot be agreed upon, the mediation will be governed by the Rules of Practice and Procedure of Judicial Arbitration & Mediation Services, Inc. (JAMS), or its successor entity. The costs of engaging the Mediator will be borne equally by the Proposing Party and the other party to the Dispute and each party will bear its own costs of preparing the materials for and making presentations to the Mediator. The mediation will be held in Emeryville, California.

22.          Entire Agreement.

This Agreement and the other Transaction Documents, including all schedules and exhibits hereto and thereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior negotiations between the parties including, without limitation, that certain Term Sheet dated February 24, 2006, and cannot be amended, supplemented or changed orally, but may only be so modified by an agreement in writing, which makes specific reference to this Agreement or the applicable Transaction Document delivered pursuant hereto, and which is signed by the party against whom enforcement of any such amendment, supplement or modification is sought.

23.          Survival.

The respective rights and obligations of the parties set forth in Sections 1, 3, 4, 5, 10, and 13 through 23 (inclusive)of this Agreement will survive the Closing.

24.          Counterparts.

This Agreement may be signed in two or more counterparts, each signed by one or more of the parties hereto so long as each party will sign at least one counterpart of this Agreement, all of which taken together will constitute one and the same instrument. Signatures delivered by facsimile or electronic file format will be treated in all respects as originals.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

PURCHASER:			SELLER ENTITIES:

LECG, LLC,			BMB Mack Barclay, Inc.,
a California limited liability company			a California corporation

By:	LECG Corporation,
	a Delaware corporation		By:
Its:	Sole Manager		Cary P. Mack
			Its:		President
	By:	/s/ John C. Burke

	Its:	CFO

PARENT:			Southern California Assets LLC,
a California limited liability company
LECG Corporation,
a Delaware corporation			By:		CTAS, LLC,
a California limited liability company
By:	/s/ John C. Burke		Its:		Sole Manager
			By:	BMB Mack Barclay, Inc.,
Its:	CFO			a California corporation
			Its:	Sole Manager

By:
Cary P. Mack
				Its:	President

CD-LIT Solutions LLC, a California limited liability company

By:
Cary P. Mack
			Its:	Sole Manager

Cary P. Mack

Christopher R. Barclay

Patrick F. Kennedy

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

PURCHASER:		SELLER ENTITIES:

LECG, LLC,		BMB Mack Barclay, Inc.,
a California limited liability company		a California corporation

By:	LECG Corporation,
	a Delaware corporation	By:	/s/ Cary P. Mack
Its:	Sole Manager	Cary P. Mack
		Its:		President
By:

Its:

PARENT:		Southern California Assets LLC,
a California limited liability company
LECG Corporation,
a Delaware corporation		By:		CTAS, LLC,
a California limited liability company
By:		Its:		Sole Manager
		By:	BMB Mack Barclay, Inc.,
Its:			a California corporation
		Its:	Sole Manager

			By:	/s/ Cary P. Mack
Cary P. Mack
			Its:	President

CD-LIT Solutions LLC, a California limited liability company

		By:	/s/ Cary P. Mack
Cary P. Mack
		Its:	Sole Manager

/s/ Cary P. Mack
Cary P. Mack

/s/ Christopher R. Barclay
Christopher R. Barclay

/s/ Patrick F. Kennedy
Patrick F. Kennedy

ii

/s/ Michael R. Bandemer
Michael R. Bandemer

/s/ Brian J. Bergmark
Brian J. Bergmark

/s/ Laura Fuchs Dolan
Laura Fuchs Dolan

/s/ Stacy Elledge Chiang
Stacy Elledge Chiang

/s/ Heather H. Xitco
Heather H. Xitco

/s/ Cary P. Mack
Cary P. Mack, Trustee of the Mack Family Trust dated April 21, 1999

/s/ Christopher R. Barclay
Christopher R. Barclay, Trustee of the 2000 Barclay Family Trust dated January 27, 2000

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TABLE OF CONTENTS

Page

1.	CERTAIN DEFINITIONS
2.	SALE AND PURCHASE OF ASSETS
	2.1	Purchased Assets
	2.2	Excluded Assets
	2.3	Assumed Liabilities
	2.4	Excluded Liabilities
3.	CONSIDERATION
	3.1	Purchase Price and Payment
	3.2	Allocation of Purchase Price
	3.3	Additional Payments
	3.4	Operational Impact on Additional Payments
	3.5	Accounts Receivable
4.	COVENANT NOT TO COMPETE; NON-SOLICITATION
	4.1	Covenant Not to Compete
	4.2	Non-Solicitation
	4.3	Separate Covenants
5.	TRANSFER OF EMPLOYEES AND EMPLOYEE BENEFITS
	5.1	Workers’ Compensation
	5.2	Transfer of Employees
	5.3	Employee Benefit Plans
6.	THE CLOSING
	6.1	The Closing
	6.2	Seller Entity Deliveries at Closing
	6.3	Purchaser Deliveries at Closing
7.	REPRESENTATIONS AND WARRANTIES OF SELLER ENTITIES
	7.1	Financial Statements
	7.2	Taxes
	7.3	Brokers
	7.4	1933 Act Matters
	7.5	Information, Experience, and Ability to Bear Risk

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	7.6	Accuracy of Disclosure
	7.7	No Other Warranties or Representations
	7.8	Organization and Valid Existence of BMB
	7.9	Organization and Valid Existence of SCA and CD-LIT
	7.10	Authority of Sellers
	7.11	Ownership of Seller Equity
	7.12	Authority of the Seller Shareholders or Members
	7.13	No Violations
	7.14	Absence of Certain Changes
	7.15	Title to and Condition of Purchased Assets
	7.16	Contracts
	7.17	Litigation
	7.18	Intellectual Property
	7.19	Compliance with Laws
	7.20	Employee Benefit Plans
	7.21	Insurance
	7.22	Employees; Employment Matters
	7.23	Business Relations
	7.24	Warranty; Nonbillable Work
	7.25	Consents
	7.26	Accuracy of Disclosure
8.	REPRESENTATIONS OF PURCHASER AND PARENT
	8.1	Organization and Authority
	8.2	Authorization of Agreement
	8.3	No Violations
	8.4	Capital Stock
	8.5	Litigation; Compliance with Law
	8.6	SEC Filings
	8.7	No Finder
	8.8	Consents
	8.9	Accuracy of Disclosure
9.	PRE-CLOSING COVENANTS
	9.1	Affirmative Covenants

	9.2	Restrictions on Conduct of the Business Prior to Closing
	9.3	Certain Notifications by Seller Entities
	9.4	Risk of Loss
	9.5	Updating the Disclosure Schedules
	9.6	Access to Information
10.	AFFIRMATIVE COVENANTS
	10.1	Confidentiality
	10.2	Public Announcements
	10.3	Taxes
	10.4	Further Assurances
	10.5	Retained Information
	10.6	Updated Financial Statements
	10.7	Reimbursement of Pre-Paid Expenses
	10.8	Distribution of Payments
	10.9	Court Approvals and Novations of Contract Assignments
	10.10	Shared Services Agreement
	10.11	Errors and Omissions Insurance
11.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER AND PARENT
	11.1	Continued Truth of Representations and Warranties; No Breach
	11.2	Absence of Litigation
	11.3	No Material Adverse Change
	11.4	Director Agreements
	11.5	Landlord Consents
12.	CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER ENTITIES
	12.1	Continued Truth of Representations and Warranties; No Breach
	12.2	Absence of Litigation
	12.3	Director Agreements
13.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; CONTRACTUAL LIMITATIONS PERIOD
14.	INDEMNIFICATION
	14.1	Indemnification by Seller Entities
	14.2	Indemnification by Purchaser

	14.3	Limitations
	14.4	Insurance and Tax Effect
15.	RIGHT OF OFFSET
16.	EXPENSES
17.	NOTICES
18.	SUCCESSORS
19.	ARTICLE AND SECTION HEADINGS
20.	GOVERNING LAW; CONSENT TO SERVICE
21.	DISPUTE RESOLUTION
22.	ENTIRE AGREEMENT
23.	SURVIVAL
24.	COUNTERPARTS

LIST OF EXHIBITS(1)

Exhibit A-1	Form of Director Agreement (Mack)
Exhibit A-2	Form of Director Agreement (Barclay)
Exhibit A-3	Form of Director Agreement (Kennedy)
Exhibit A-4	Form of Director Agreement (Bandemer)
Exhibit A-5	Form of Director Agreement (Bergmark)
Exhibit A-6	Form of Director Agreement (Dolan)
Exhibit A-7	Form of Director Agreement (Chiang)
Exhibit A-8	Form of Director Agreement (Xitco)
Exhibit B	Purchaser’s Corporate Code of Conduct
Exhibit C	Form of Assignment and Assumption Agreement
Exhibit D	Form of Bill of Sale
Exhibit E	Form of Opinion of Counsel to Seller Entities
Exhibit F	Form of Lease Assignment
Exhibit G	Financial Statements
Exhibit H	Form of Seller Closing Certificate
Exhibit I	Form of Purchaser Closing Certificate
Exhibit J	Form of Parent Closing Certificate
Exhibit K	Additional Payment Calculation Example

LIST OF SCHEDULES(2)

Schedule 2.1.1	Fixed Assets (By Each Seller)
Schedule 2.1.3	IP Assets
Schedule 2.1.5	Deposits and Prepayments
Schedule 2.1.6	Cash
Schedule 2.3	Assumed Liabilities
Schedule 2.4	Excluded Contractual Obligations
Schedule 3.1.1	Seller Percentages
Schedule 3.1.2	Principal Percentage Interests
Schedule 3.5	Accounts Receivable
Schedule 5.1	Workers’ Compensation
Schedule 7.2	Taxes
Schedule 7.14	Absence of Certain Changes (By Each Seller)
Schedule 7.15	Permitted Liens (By Each Seller)
Schedule 7.16	Contracts (By Each Seller)
Schedule 7.17	Litigation (By Each Seller)
Schedule 7.20	Employee Benefit Plans (By Each Seller)
Schedule 7.21	Insurance Policies (By Each Seller)
Schedule 7.22	Employees (By Each Seller)
Schedule 7.23	Business Relations (By Each Seller)
Schedule 7.24	Fixed Fee Contracts (By Each Seller)
Schedule 10.7	Reimbursable Expenses (By Each Seller)
Schedule 10.10	Services Agreement Summary of Terms
Schedule 14.2.3	Aggregate Principal Percentage Interest

(1) Pursuant to Item 601(b)(2) of Subpart § 229.601 of Regulation S-K, the Exhibits to this Asset Purchase Agreement briefly described in this Table of Contents have been omitted from Exhibit 10.62 furnished in connection with LECG Corporation’s electronic filing of Form 10-Q on August 7, 2006.  LECG Corporation agrees to furnish a copy of any omitted Exhibit to the Securities and Exchange Commission upon request.

(2) Pursuant to Item 601(b)(2) of Subpart § 229.601 of Regulation S-K, the Schedules to this Asset Purchase Agreement briefly described in this Table of Contents have been omitted from Exhibit 10.62 furnished in connection with LECG Corporation’s electronic filing of Form 10-Q on August 7, 2006.  LECG Corporation agrees to furnish a copy of any omitted Schedule to the Securities and Exchange Commission upon request.

v